UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
ETSY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Notice of 2021 Annual
Meeting of Stockholders &
Proxy Statement
Dear Stockholders,
2020 brought unprecedented societal and business challenges which continue even as of this writing in early 2021. On behalf of the Etsy Board of Directors and the entire Etsy team, we are proud of the contributions we made to grow this special company to achieve new heights of success and to do our part to help the communities we serve. Throughout the year, we worked closely to ensure Etsy met its commitments to a broad range of stakeholders, including our employees, our buyers and sellers, our global communities, and you, our stockholders.
While 2020 was clearly an extraordinary year for e-commerce, Etsy’s growth far surpassed its peers, and we gained meaningful market share. We believe this performance reflects that we have something truly special to offer the world – with a unique ability to meet rapidly changing buyer needs in a way no one else can. Our core mission to “Keep Commerce Human” meant more this past year than it ever has before.
We also believe that Etsy’s out-performance is a result of the tremendous leadership of our Chief Executive Officer Josh Silverman and the performance-based culture he and his leadership team have created to drive record levels of growth, profitability and accountability for Etsy since he took the helm just four years ago. Our entrance into the S&P 500 Index in 2020 is just one proof-point of all that the Etsy team has accomplished.
We remain committed to the long-term interests of our stockholders. During 2020 and early 2021, Etsy’s leadership team reached out to stockholders representing 69% of our outstanding common stock and held discussions with all of the stockholders who wanted to meet, representing approximately 49% of our outstanding shares of common stock. Stockholder feedback was extremely favorable and helped inform the continued evolution of our executive compensation program. As you will see in this Proxy Statement, this evolution includes more performance-based compensation and enhanced transparency on compensation decisions and other topics. In fact, stockholders we spoke with were overwhelmingly supportive of the plans we have put in place this year to retain and incentivize our CEO aligned with our stakeholders’ interests.
This Proxy Statement describes Etsy’s corporate governance policies and practices that foster the Board’s effective oversight of Etsy's business strategies and initiatives. We listened to governance feedback from our investors, and we are introducing several important changes this year, such as a new director resignation policy and commitments to Board diversity, something near and dear to our hearts.
As we look to the year ahead, we see tremendous possibilities for Etsy to further execute on our long-term growth strategy – to invest in product, marketing, technology and most importantly people – to continue to drive the business to new heights. In 2020 we celebrated our 15 year anniversary and five years as a public company. As a founding Etsy investor, I personally couldn’t be prouder of all that Etsy has accomplished.
We appreciate your investment in Etsy, and thank you for the trust you have placed in us.
Sincerely,

Fred Wilson,
Chairman of the Board

Notice of 2021 Annual
Meeting of Stockholders &
Proxy Statement

117 Adams Street
Brooklyn, NY 11201
April 20, 2021
To our stockholders:
2020 was, no doubt, a transformative year for Etsy. We rose to the occasion during an inflection point in history, to serve the millions who count on us. Our team and the long-term growth strategy we have been implementing the past few years were prepared to meet the challenges of 2020.
In addition to delivering spectacular financial results, we are proud of the broader impacts we had – helping to create economic opportunity for our millions of sellers, being there for buyers who needed to “find joy in the everyday,” providing growth opportunities and a safe space for our employees during an incredibly challenging time, and leading from the front on many important social issues. We made meaningful progress across our economic, social and ecological pillars to benefit all of our stakeholders, set ambitious targets for the future, and further improved our reporting and transparency in these areas. We firmly believe that our Impact strategy is core to what we do, and makes us stronger and more resilient.
We believe Etsy’s 2020 performance highlights the agility of our model, the dynamism of our team, and the power of our differentiated strategy. We reactivated millions of buyers who hadn’t purchased from us in a while and who found Etsy a dramatically improved marketplace, while also bringing in new buyers who are getting to know us for the first time. And we grew the pie for many sellers – many of whom had their best year in 2020. We emerged a larger and stronger company as a result, now one of the top e-commerce brands in the United States and experiencing dramatic growth internationally. We’re ready to lead into the future.
We understand that the stakes are high for Etsy. Our opportunity is large – recent shifts in customer behavior have brought more sales online – and we know that for almost every purchase occasion we have something delightful to offer. In 2021, you’ll see us making important long-term investments to deepen our Right to Win strategy, leading to meaningful improvements in the customer experience. We will endeavor to keep delivering strong results for our communities and driving value for our stockholders. Thank you to our team for their passion, creativity, and conviction.
At this time, I am pleased to invite you to attend Etsy, Inc.’s 2021 Annual Meeting of Stockholders to be held on Friday, June 11, 2021 at 9:00 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast.
By hosting our meeting virtually, as we have done since 2017, we are able to expand access, improve communication, and lower costs. This approach also provides for the health and safety of our stockholders and employees in light of the public health impact of the ongoing COVID-19 pandemic. Additionally, a virtual meeting enables participation from our global community and aligns with our broader sustainability goals.

Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 18 of the proxy statement.
On behalf of the Board of Directors and the management team, thank you for your ongoing support of and continued interest in Etsy.
Onwards,

Josh Silverman
President, CEO & Director

Notice of 2021 Annual
Meeting of Stockholders
Date:
June 11, 2021
Time:
9:00 a.m., Eastern Time
Place:
www.virtualshareholdermeeting.com/ETSY2021
Record Date:
April 13, 2021
Meeting Agenda:
•
Elect Gary S. Briggs, Edith W. Cooper, and Melissa Reiff as Class III directors to serve until our 2024 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from the Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;
•	Consider an advisory vote to approve executive compensation; and
•	Transact any other business that may properly come before the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.

Jill Simeone
Chief Legal Officer and Corporate Secretary
April 20, 2021
Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be Held on June 11, 2021: The proxy statement and the annual report to stockholders are available at http://www.proxyvote.com. We mailed a Notice of Internet Availability to our stockholders (other than those who previously requested paper copies) on or about April 20, 2021.

i2021 Proxy StatementEtsy

Unless the context otherwise requires, we use the terms “Etsy,” the “Company,” “we,” “us,” and “our” in this proxy statement to refer to Etsy, Inc. and, where appropriate, our consolidated subsidiaries.
ii2021 Proxy StatementEtsy

Proxy Statement Summary
This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement before voting.
About Etsy
Etsy operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers. Our mission is to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people around the world.
Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. The Etsy marketplace connects creative artisans and entrepreneurs with thoughtful consumers looking for items that are intended to make both everyday and meaningful occasions feel special as well as reflect their sense of style. In August 2019, we acquired Reverb Holdings, Inc., or Reverb, a leading global online marketplace dedicated to buying and selling new, used, and vintage musical instruments, with a vibrant community of buyers and sellers all over the world. As of December 31, 2020, our marketplaces connected 4.4 million active sellers to 81.9 million active buyers, in nearly every country in the world.
Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer Etsy sellers a marketplace with millions of buyers along with a range of seller tools and services that are specifically designed to help them generate more sales and scale their businesses. Buyers come to the Etsy marketplace to be inspired and delighted by items that are crafted and curated by our sellers. We are focused on attracting potential buyers to Etsy for everyday items that have meaning and those “special” purchase occasions that happen throughout the year. In fact, in a 2020 survey of Etsy buyers, 88% of buyers surveyed agreed that Etsy has items that you can’t find anywhere else.
During 2020, the COVID-19 pandemic significantly shifted global consumer shopping behavior towards online purchases of many retail categories. Millions of buyers found us for the first time, or discovered Etsy again, for many everyday items, including those that were temporarily unavailable elsewhere. This enabled us to reinforce our brand messaging by aligning “special” with everyday purchase occasions. We highlighted sellers’ merchandise and categories to focus on essentials and developed a thoughtful and powerful strategy to define what “everyday” means for Etsy, bringing it to life in our marketing and product experiences for buyers. We now have the opportunity to focus on deepening our engagement with buyers by inspiring purchases across many retail categories and shopping occasions – and well beyond how they may have thought of Etsy in the past.
32021 Proxy StatementEtsy

OUR STRATEGY
Our strategy is focused on growing the Etsy marketplace in our seven core geographies and executing upon four key initiatives to make Etsy a better place to shop and sell. We focus our investments in search and discovery, trust and reliability, marketing capabilities, and seller tools and services. Investing in and successfully delivering on these initiatives has resulted in significant improvements to and growth of our marketplace.
In order to deliver sustainable long-term growth, we are building upon this strategy to incorporate additional elements that we believe, over time, will make Etsy a best-in-class marketplace. Our investments in product, marketing, and talent will be focused on capitalizing on what we believe are our core competitive advantages, or what we think of as our “Right to Win.”

2020 Business Highlights
2020 Operational Highlights
In 2020, we focused on growing the Etsy marketplace in our seven core geographies, and attracting potential buyers to the Etsy marketplace for everyday items that have meaning and those “special” purchase occasions that happen throughout the year. Below are key operational highlights:
•
Etsy assembled a COVID-19 task force in January and moved to a fully remote workforce by early March. Despite this shift in working environment, our team remains highly productive. During this time we allocated resources to critical infrastructure improvements to more accurately categorize our inventory and are investing in longer-term initiatives such as search and frequency and are seeing encouraging data from our recent product launches.

•
In living up to our mission to “Keep Commerce Human,” we introduced several initiatives during the year to support our seller community during this challenging time. These included waiving fees for our new Offsite Ads service, extending our free trial into May; offering a one-month grace period to give sellers extra time to pay their bills; issuing a seller guide to managing an Etsy shop during COVID-19; and providing 24/7 member support to address any questions with their businesses, delivery times, and shipping issues.

•
We completed the migration of seller listings to our new Offsite Ads, an iteration on our advertising offerings, to help sellers more effectively drive traffic to their listings. Etsy pays the upfront costs to promote Etsy sellers’ listings on multiple internet platforms without any upfront costs for sellers. We added enhancements to our Etsy Ads (formerly Promoted Listings) service, improving the relevance of ads in search and the speed of incorporating changes in a seller’s budget. We also made our Etsy Ads infrastructure more efficient, providing better search results while simultaneously using fewer cloud resources. To add to the seller experience, we launched performance graphs in the Etsy Ads dashboard, helping to make advertising on Etsy as easy as possible for our sellers.

42021 Proxy StatementEtsy

•
We adjusted our marketing strategies and spend for the Etsy marketplace during the year to respond quickly to the changing macro dynamics. Performance marketing spend adjusts naturally with demand, and we significantly increased our investments in marketing, launching several U.S. TV ad campaigns throughout the year, including both direct response ads and those designed to create an emotional connection with consumers, as well as holiday campaigns in the United Kingdom and Germany. Over the year we have made significant progress with full funnel marketing and optimization across channels.

•
2020 was an unprecedented year due to the global pandemic and broad social issues impacting our team and the communities we serve. Despite these challenges, we continued to make progress on our Impact goals, including our economic Impact goals, with U.S. Etsy sellers contributing $13 billion to the U.S. economy in 2020 and creating 2.6 million jobs, while generating nearly $4 billion in income to U.S. households. For additional details about our Impact strategy, including the progress we have made against our economic, social and ecological goals, please see “Our Impact Strategy and Progress” below.

52021 Proxy StatementEtsy

Our vibrant community includes people buying and selling in nearly every country in the world.

*As of December 31, 2020
year-over-year
2020 Consolidated Financial Highlights
Our operational success enabled us to achieve the following financial results:
•
Gross merchandise sales (“GMS”) grew by 106.7% year-over-year to $10.3 billion, up from $5.0 billion in 2019, with 36% of GMS coming from transactions where a buyer, a seller, or both, were located outside of the United States.

•	Revenue increased by 110.9% year-over-year to a total of $1.7 billion, up from $818.4 million in 2019, led by Marketplace revenue growth of 119.5%.
•	Net income was $349.2 million, compared to $95.9 million in 2019.
•
Non-GAAP Adjusted EBITDA was $549.1 million, representing an increase of 194.8% year-over-year, compared to $186.3 million in 2019. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 31.8%, compared to 22.8% in 2019. See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP.

62021 Proxy StatementEtsy

Our Impact Strategy and Progress
Etsy’s mission to “Keep Commerce Human” is rooted in our belief that, although automation and commoditization are parts of modern life, human creativity cannot be automated, and human connection cannot be commoditized. This is what makes Etsy and our marketplaces distinct from mass retailers. Our mission guides our daily decisions, sets the path for our long-term success, and reinforces our commitment to make a positive economic, social, and ecological impact.
We have developed an Impact strategy that reflects the positive economic, social, and ecological impact we want to have on the world while advancing and complementing our business strategy. Since announcing our Impact strategy in 2017, we have continued to evolve and update many of our goals to be more specific, measurable, and time bound, all while continuing to expand the transparency of our reporting on these activities. We apply the same focus, discipline, and accountability to our Impact metrics as we do our financial metrics, and together, they make us stronger and more resilient. We expect to continue to evolve our Impact strategy and disclosures in the future as we grow and our Impact work matures.
We are pleased to share our progress as we execute on this strategy, and we will continue to report our results transparently as it relates to our Impact goals. Except where specifically noted, our Impact data includes the operations of our Reverb subsidiary.
The chart on the following page includes a selection of our 2020 accomplishments and goals and our targets for 2021. You can read more about our Impact strategy, including all of our goals and targets, and see how we align our impact reporting with Sustainability Accounting Standards Board (“SASB”) and the Task Force on Climate-Related Financial Disclosures (“TCFD”) guidelines, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that accompanies this proxy statement. We include progress against our impact metrics in our Form 10-K as a way to better reflect their significance to Etsy and in order to respond to increased interest from our stakeholders in such reporting. In addition, our 10-K includes highlights of the work the Etsy team did to support our sellers and communities during the global pandemic and significant periods of social unrest and uncertainty throughout the past year.
72021 Proxy StatementEtsy

	2020 GOAL	2020 PROGRESS	2021 GOAL*
Economic Impact Make creative entrepreneurship a path to economic security and personal empowerment	Double U.S. Etsy sellers’ economic output by 2023. Invest in social programs that promote economic opportunities for creative entrepreneurs.
In 2020, Etsy met and exceeded its goal of doubling sellers’ economic impact by 2023. Etsy sellers:

• Contributed $13 billion to the U.S. economy;

• Created 2.6 million jobs in the independent worker economy, enough to employ the entire city of Houston, Texas;

• Generated nearly $4 billion in income for sellers; and

• Produced $6.8 billion in additional economic value.

In 2020, Etsy invested over $2.6 million in charitable gifts, which supported community organizations and programs.
Create and grow economic opportunities for creative entrepreneurs. Invest in social programs that promote economic opportunities for creative entrepreneurs.

Social Impact Enable equitable access to the opportunities that we create
Approximately double
the percentage of
Black and Latinx
employees in Etsy’s
workforce by 2023.

Ensure at least 50% of
Etsy’s small- and medium-
sized enterprise suppliers
are owned by women,
minorities, or veterans by
2022.

Ensure our marketplaces
are diverse, welcoming,
and inclusive places to sell
and shop.

Made meaningful progress toward our 2023 goal. In 2020, Black, Latinx, and Native American employees made up 20% of U.S. Etsy hires. As a result, Black, Latinx and Native American people make up 12.5% of Etsy's (excluding Reverb) U.S. workforce, up from 8.6% in 2018 and 11% in 2019.

We continued to invest in fair pay practices, and saw positive results in our 2020 Pay Equity analysis, which found no unexplained pay gaps adverse to women or employees from other marginalized genders, or non-white employees.

In 2020, we focused on influencing vendors to improve practices, including: (1) wage, benefits, and paid leave standards for their employees; (2) environmentally responsible methods for producing goods and services; and (3) policies that promote more inclusive workforces.

We worked to ensure that the images we proactively created and shared in our marketplace were representative of the communities in which we live. In the fourth quarter of 2020, 59% of the images with a human element developed by our creative team had black or brown skin tone representation.

Approximately double the percentage of Black, Latinx and Native American employees at Etsy by 2023.

Ensure at least 50% of Etsy’s small and medium-sized enterprise suppliers are owned by women, minorities, or veterans by 2022.

Ensure our marketplaces are diverse, welcoming, and inclusive places to sell and shop.

82021 Proxy StatementEtsy

Ecological Impact Build long-term resilience by eliminating our carbon impacts and fostering responsible resource use	Source 100% renewable electricity by 2020. Reduce the intensity of our energy use by 25% by 2025. Maintain a 90% waste diversion rate across global operations. Run a carbon neutral business.
We met our goal to source 100% of our electricity from renewable energy by 2020. This was up from 76% in 2019.

We achieved a 23% reduction in total energy use for computing between 2018 and 2020, despite substantial growth in our business over the same time period.

We achieved a 48% reduction in energy intensity (kWh per square foot) across our global offices based on a 2016 baseline.

In 2020, Etsy achieved zero waste operations for the third year in a row by diverting over 90% of waste from landfill.

Ran a carbon neutral business in 2020 by investing in 404,737 verified emissions reductions.

Achieve Net Zero by 2030:

• 50% absolute reduction in Scope 1+2 greenhouse gas
emissions by 2030.

• 13.5% absolute reduction in Scope 3 greenhouse gas
emissions by 2030.

Continue to run a carbon neutral business.

Continue to source 100% of electricity from renewable sources.

Achieve a 25% reduction in the intensity of our energy use by 2025.

Maintain zero waste across global operations for Etsy.

*
The statements above regarding our 2021 goals are forward-looking statements and are subject to material risks and uncertainties, including risks related to our corporate social responsibility metrics as set forth in our Annual Report on Form 10-K for year ended December 31, 2020 and subsequent current and periodic reports we file with the SEC.

In addition, we have made improvements in our Investor website to make it easier for investors and other interested parties to find details on our Impact strategy and progress, including our three primary Impact pillars, as well as more details on human capital management, data privacy and security, and other ESG disclosure areas.
At Etsy, we care deeply about privacy. We believe in transparency, and we are committed to being upfront about our privacy practices, including how we treat personal information. Our privacy policy provides a detailed explanation of our privacy practices. We have also adopted a set of privacy principles which guide our privacy and data security practices. You can find our privacy principles and our detailed privacy policy, as well as additional disclosures relating to our data privacy and security practices, on our Investor website.
Consistent with our mission to “Keep Commerce Human” we have also adopted a Supplier Code of Conduct designed to ensure that our suppliers are committed to the mission and principles that guide our daily decisions. You can also find our Supplier Code of Conduct on our Investor website.
Culture and Engagement
We believe that our action-oriented, values-based, and purpose-driven work culture is a competitive advantage in attracting and retaining top talent. Etsy’s employees work hard every day to bring innovative ideas to Etsy to strengthen the experience for sellers and buyers in our marketplaces. We welcome people of all backgrounds and walks of life into our community as employees. We are focused on maximizing our employees’ engagement, which is linked with high performance, retention, innovation, and growth.
In March 2020, Etsy employees moved to a remote work environment due to the COVID-19 pandemic. Despite this shift in work environment, we were able to maintain high experiment velocity and experienced minimal business disruption. The shift to fully remote work was not without personal stress on many of our employees, but Etsy stepped up to support our team and contractors. We initiated Company-wide “rest and recharge” days off, expanded paid family leave, and provided additional resources to help our teams weather the impact of the pandemic. Our Company-wide initiatives were among many efforts to provide a safe and sustainable working environment.
92021 Proxy StatementEtsy

In September 2020, Etsy conducted an engagement survey of all global employees, in which:
•	92% of employees submitted a response; and
•	81% of Etsy respondents and 75% of Reverb respondents reported favorable employee engagement.
We use the results of our engagement survey to guide the development of more dynamic programs that build knowledge and skills and connectedness between employees.
We believe employee engagement comes from fulfilling work focused on serving the needs of our sellers and buyers and from ample personal and professional growth opportunities. To that end, we strive to offer competitive benefits, including, but not limited to, the following examples:
•
We have a gender-blind parental leave policy that is available to all Etsy employees globally. Through this policy we aim to support and enable parents to play equal roles in building their careers and nurturing their families.

•	We offer our employees paid time off to volunteer so that they can support the causes and organizations they are passionate about.
•	We have a standalone mental health program that offers free coaching and therapy to help employees proactively reduce stress, or build healthier habits in and out of work.
•	We offer subsidized childcare benefits designed to give working parents the additional support needed to balance building a career and raising a family.
•
We reward employees with the benefit of paid sabbatical leave after extended service. This policy aims to give employees with significant tenure a chance to recharge and focus on personal passions away from work, and then return with renewed energy and commitment.

Leadership and Corporate Governance
Executive Team
We believe that we have built a highly qualified and effective executive team. Each person brings both fresh perspectives and deep expertise to their particular roles. We’re proud that over half of our executive team identify as women.
Our executive officers are:
•	Josh Silverman, President and Chief Executive Officer, leading Etsy in its growth and strategic direction
•	Rachel Glaser, Chief Financial Officer, overseeing our global financial operations
•	Mike Fisher, Chief Technology Officer, leading our engineering teams
•	Kruti Patel Goyal, Chief Product Officer, leading our product teams
•	Ryan Scott, Chief Marketing Officer, leading our marketing teams
•	Raina Moskowitz, Chief Operations, Strategy, and People Officer, overseeing our strategy and leading our human resources and operations teams
•	Jill Simeone, Chief Legal Officer and Corporate Secretary, leading our legal, policy, compliance and advocacy teams
102021 Proxy StatementEtsy

Director Nominees and Continuing Directors

The following table provides summary information about each director nominee and continuing director. See pages 24 to 36 for more information.
NAME	AGE	ETSY DIRECTOR SINCE	INDEPENDENT	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Nominees for election at the 2021 Annual Meeting (Class III)
Gary S. Briggs	58	2018	Yes		▲
Edith W. Cooper	59	2018	Yes		▲
Melissa Reiff	66	2015	Yes		⯀
Directors with terms expiring at the 2022 Annual Meeting (Class I)
Jonathan D. Klein	60	2011	Yes		▲
Margaret M. Smyth	57	2016	Yes	⯀
Directors with terms expiring at 2023 Annual Meeting (Class II)
M. Michele Burns	63	2014	Yes	▲		▲
Josh Silverman	52	2016	No
Fred Wilson (Chair)	59	2007	Yes	▲		⯀
⯀ Chair ▲ Member
112021 Proxy StatementEtsy

DIRECTOR DASHBOARD

DIRECTOR INDEPENDENCE

1
7
Independent
Non-independent

TENURE

25%
25%
25%
25%
3
5
6-7
9+

GENDER DIVERSITY

50%
50%
Men
Women

Technology, e-commerce, or digital media experience
4
Brand strategy, marketing, or merchandising experience
3
Gobal commerce or international business experience
5
Senior leadership experience
8
Finance, accounting, or financial reporting experience
5
Other public company board experience
7
Impact and human resources or talent experience
3

In addition to gender diversity as outlined in the above graphic, half of Etsy’s Board have self-identified with additional dimensions of diversity. (These were disclosed through a newly implemented optional diversity question included in our 2021 director questionnaire.) This survey captured Board Members' identity or affiliation within the following categories:
•	Race/Ethnicity: one director self-identified as Black
•	LGBTQ+: one director self-identified as lesbian
•	Disability/Differently-abled: one director self-identified as disabled
•	Citizenship: two directors self-identified as having dual citizenship - United States plus another country
In 2020, Etsy formalized our already strong commitment to Board diversity. When searching for new directors, the Nominating and Corporate Governance Committee has confirmed in its policies that it will actively seek out diverse candidates to include in the pool from which Board nominees are chosen.
Corporate Governance Strengths
We believe that effective corporate governance does not call for a one-size-fits-all approach. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interests of our stockholders. For information about our stockholder engagement efforts on the topic of corporate governance, please see “Stockholder Engagement” below.
Highlights of our corporate governance practices include:
•	Independent Board Chair
•	Fully independent Board, except our CEO
122021 Proxy StatementEtsy

•	100% independent Committee members
•	Regular executive sessions of independent directors
•	A Board comprised of sophisticated and fully engaged directors with different areas of relevant expertise and additional dimensions of diversity
•	Equal representation of men and women on our Board
•	Even distribution of director tenure, resulting in a Board with both institutional and fresh perspectives
•
A director resignation policy requiring any nominee for director receiving more votes “withheld” than “for” in an uncontested election to offer his or her resignation for consideration by the Nominating and Corporate Governance Committee and the Board

•	Active role by our Board in risk management oversight
•	Stockholder engagement program
•	Annual Board and Committee self-evaluations overseen by Board Chair and Nominating and Corporate Governance Committee
•	Robust code of conduct applicable to directors, officers, and employees
•
Periodic reviews of our corporate governance structure, including our charter, bylaws, Committee charters, corporate governance guidelines, and code of conduct, to ensure they are appropriate for a company of our stage of development and market size

•	Rigorous CEO evaluation process
•	Independent director oversight of executive succession planning
•	Policy of no pledging or hedging of Etsy shares for current employees and directors
Stockholder Engagement
We maintain active, year-round engagement with the Etsy community—we regularly meet with our stockholders and potential investors. In 2020, we held over 250 meetings with our stockholders who, in the aggregate, held approximately 84% of our outstanding shares, in addition to hundreds of other meetings with potential investors as part of our normal investor relations activities. Our management team has principal responsibility for investor relations, and their efforts are overseen by our Board.
In 2018, we also launched a more targeted engagement program to better understand stockholder views on our executive compensation program and corporate governance practices. This engagement program includes calls and meetings with stockholders to discuss corporate governance, environmental, social, and executive compensation issues of interest to investors. We believe this engagement program provides stockholders with an effective channel for two-way dialogue with both our Board and management. In 2020 and early 2021, in connection with this engagement program, we reached out to stockholders representing approximately 69% of our outstanding common stock and held discussions with all of the stockholders who wanted to meet, representing approximately 49% of our outstanding shares of common stock.
The following sections highlight what we heard from our stockholders in these discussions, and what actions we have taken or expect to take in response to their feedback.
Executive Compensation Matters
Last year our stockholders approved our 2020 say-on-pay proposal with approximately 99% of the votes cast in favor of the proposal. However, we continued to seek feedback from them to better understand their views regarding our compensation program and practices. We received consistent feedback that our stockholders would like to see future CEO equity grants include a performance component.
132021 Proxy StatementEtsy

In May 2017, our CEO, Mr. Silverman, received a front-loaded equity grant. That grant was designed to induce him to join Etsy at a turbulent time, provide him with a meaningful equity stake in Etsy, and align his interests with those of our stockholders. Mr. Silverman’s 2017 offer letter stated that he would not be eligible to receive additional equity grants until 2021. Accordingly, Mr. Silverman did not receive any long-term equity incentive grants in 2018, 2019, or 2020.
Following more than a year of careful analysis and development led by the Compensation Committee, with participation by the Chairman, advice and input from Compensia and our external legal counsel, and engagement with and feedback from many of our largest stockholders, Mr. Silverman was granted the following equity awards in March 2021: (1) a performance-based equity award, in the form of performance share units, designed to retain, incentivize and motivate Mr. Silverman for the next four years, drive Etsy's long-term growth and promote the alignment of Mr. Silverman’s compensation with long-term stockholder value creation; and (2) annual equity awards in the form of RSUs and stock options to be granted as part of Etsy’s 2021 annual compensation cycle. The performance-based equity award and the annual equity awards are described in more detail in “Compensation Discussion and Analysis” below.
The Board and the Compensation Committee value the opinions of our stockholders, and will continue to consider the feedback of stockholders received through our stockholder engagement program, and the outcome of future votes on say-on-pay proposals. Furthermore, they will remain focused on aligning executive compensation with performance and retention when making compensation decisions for our executive officers.
Corporate Governance Matters
Etsy is a unique company and because of that, our Board’s philosophy is that effective corporate governance should not be a one-size-fits-all solution. While we agree that a well run company with an effective board requires good governance, we also firmly believe that there are many ways to deliver that good governance.
For example, an effective Board must be engaged and able to make hard decisions. We have an active, engaged and diverse board that has demonstrated its willingness to take action, make hard decisions, and work to protect stockholder value. In 2017, Etsy had activist investors that raised concerns about the Company’s performance, expenses and management. The same day those activist letters were published, the Board announced that they had already initiated a change in management, bringing on Josh Silverman as CEO with a mandate to determine the best future course for Etsy, and taken action to align Mr. Silverman’s compensation with stockholder interests. Because Etsy had a governance posture with anti-takeover provisions, our Board and new management team had the opportunity to demonstrate their ability to lead Etsy through turbulence.
A strong Board also engages with stockholders and provides avenues for communication and feedback. As discussed above, our management has made significant investments in stockholder engagement with active, year-round outreach. The feedback that Etsy receives through conversations with our stockholders indicates that the vast majority understand that governance provisions can add stability, providing younger public companies with the runway to grow. Specifically, they agreed that Etsy's anti-takeover provisions were helpful in 2017 when activist investors were in contact with Etsy. These provisions allowed the Board and management appropriate flexibility and time to make changes to our strategy, which ultimately significantly increased stockholder value. Some stockholders also shared that they would like to see the Board continue to consider evolving it’s governance strategy over time, as Etsy matures and grows.
We do not maintain these provisions lightly. In discussing this topic with our stockholders, we communicated that we believe these protections are crucial to Etsy's success as a relatively young mid-sized public company with goals that are designed to be realized over the next several years. While we are aware that proxy advisory firms and some institutional investors disfavor certain anti-takeover provisions (including classified board structures and supermajority voting
142021 Proxy StatementEtsy

requirements to amend a company’s governing documents) for mature public companies, Etsy’s history of activism has led our Board to be judicious about dismantling these protections. Etsy is committed to continue listening to our stockholders on this important topic and to assess the value of these structures on an annual basis.
With these principles in mind, and informed by valuable feedback from our stockholders, our Board decided to make two governance changes in 2020, which they believe will be effective in further demonstrating a commitment to maintaining a diverse Board, and establishing greater director accountability. The first was an amendment to our policies and procedures for identifying and evaluating director candidates which firmly establishes the Board’s commitment to including diverse individuals in the pool of candidates from which Board nominees are chosen and recruiting a diverse board that welcomes a broad range of differences in viewpoints and individual characteristics. The second was the adoption of a director resignation policy stating that any individual director who fails to receive majority support of stockholders in an uncontested election must offer his or her resignation for consideration by the Nominating and Corporate Governance Committee and the Board. In December 2020, we implemented this policy, which will apply to director elections at our 2021 Annual Meeting of Stockholders.
Looking forward, our Board plans to continue balancing risk management while demonstrating engagement and outreach. We expect that in 2021 COVID-19 and its economic and social impacts will continue to impact our business. While the rollout of COVID-19 vaccines has begun, the timing of vaccinations and lifting of shelter in place requirements and movement restrictions is evolving and to a large extent remains unknown. In addition, we continue to experience the uncertainty caused by the COVID-19 pandemic, its potential impact on the global economy, Etsy, and e-commerce at large and the global macroeconomic conditions that impact consumer spending, and the resulting market volatility remains with us. The situation related to COVID-19 continues to evolve, and we cannot predict how consumer shopping behavior may shift as the COVID-19 restrictions lapse. Because Etsy is a unique company, and because our Board and management are committed to lead Etsy through change, they intend to continue to solicit and consider stockholders feedback regarding our corporate governance practices and to review and evolve our governance approach over time consistent with the requirements of good governance, accountability and management of broader macroeconomic risks, while remaining focused on stockholder value and supporting Etsy’s sustainable growth.
2021 Engagement Program
We plan to continue our stockholder engagement program in 2021 under the Board’s oversight to further enhance and deepen our relationship with our stockholders with respect to corporate governance, environmental, social, executive compensation, and other issues of interest to our stockholders.
152021 Proxy StatementEtsy

Executive Compensation
Our 2020 executive compensation program was designed to be a straightforward and thoughtful pay-for-performance approach. We target a compensation mix for our named executive officers that is weighted heavily towards variable compensation, including short-term cash incentive and long-term equity incentive compensation, that is linked to Company performance and stockholder interests. As we have previously discussed, our CEO, Mr. Silverman, did not receive a long-term incentive grant in 2018, 2019 or 2020 in light of the front-loaded long-term equity grant he received in May 2017 that was intended to induce him to join Etsy and provide him with a meaningful equity stake in Etsy, aligning his interests with those of our stockholders. In March 2021, Mr. Silverman was granted a performance-based equity award in the form of performance share units and annual equity awards in the form of RSUs and stock options. For a detailed discussion of our executive compensation program and the terms of the performance-based equity award and the annual equity awards granted to Mr. Silverman, please see “Compensation Discussion and Analysis” below.
We maintain the following practices that we believe help support the effectiveness of our executive compensation program.
WHAT WE DO	WHAT WE DON’T DO
We Maintain an Independent Compensation Committee	We Do Not Provide Our Executive Officers with Guaranteed Annual Base Salary Increases
Our Compensation Committee Retains an Independent Compensation Advisor Who Performs No Other Services for Us	We Do Not Offer Defined Benefit Retirement Programs
Our Compensation Committee Conducts an Annual Executive Compensation Review, Including a Review of Its Compensation Peer Group, and a Compensation-Related Risk Assessment	We Do Not Offer Change-in-Control Excise Tax Payments or “Gross-Ups”
We Use Variable Pay, Including Long-Term Equity Awards, as a Substantial Portion of Our Executive Officers’ Target Total Direct Compensation Opportunity	We Do Not Permit Hedging or Pledging of Our Equity Securities by Employees or Directors
Our Executive Officers Are Employed “At Will”	We Do Not Permit Stock Option Exchanges or Re-pricings Without Stockholder Approval
162021 Proxy StatementEtsy

Voting and Meeting Information
What is the purpose of this proxy statement?
We are sending you this proxy statement because the Board of Directors of Etsy, Inc. (which we refer to as “Etsy,” the “Company,” “we,” “us,” or “our”) is inviting you to vote (by soliciting your proxy) at our 2021 Annual Meeting of Stockholders which will take place online on June 11, 2021 at 9:00 a.m. Eastern Time.
This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
We are providing access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 20, 2021.
The Notice contains instructions on how to:
•	access and view the proxy materials over the internet;
•	vote; and
•	request a paper or e-mail copy of the proxy materials.
In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of the Annual Meeting.
What am I being asked to vote on?
You are being asked to vote on:
•
The election of Gary S. Briggs, Edith W. Cooper, and Melissa Reiff as Class III directors to serve until the 2024 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from the Board;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	An advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote.
How does the Board recommend that I vote?
Our Board recommends that you vote:
•	“FOR” the election of Gary S. Briggs, Edith W. Cooper, and Melissa Reiff as Class III directors;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	“FOR” the approval, on an advisory basis, of executive compensation.
172021 Proxy StatementEtsy

Who is entitled to vote at the Annual Meeting?
Stockholders as of the close of business on April 13, 2021, the record date, are entitled to vote. On the record date, there were approximately 127,097,712 shares of common stock outstanding and entitled to vote. Stockholders may cast one vote per share on all matters.
A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our corporate headquarters for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting. To the extent access to our office is impracticable due to the COVID-19 pandemic, you may contact us at ir@etsy.com for alternative arrangements. The stockholder list will also be available during the Annual Meeting at www.virtualshareholdermeeting.com/ETSY2021.
How do I vote?
If, on April 13, 2021, your Etsy shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting electronically.
If you choose to vote by proxy, you may do so:
By Internet You can vote over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card;
By Telephone You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card;
By Mail You can vote by mail by signing, dating and mailing the proxy card (if you received one by mail); or
By Smartphone or Tablet Scan this QR code:
Even if you plan to attend the virtual Annual Meeting at www.virtualshareholdermeeting.com/ETSY2021 (following the instructions below), we recommend that you submit your proxy in advance via one of the methods above. This way, your shares of common stock will be voted as you direct if your plans change or you are unable to attend the Annual Meeting.
If you want to vote your shares at the virtual Annual Meeting, you will need the control number included on your Notice or proxy card and should follow the instructions on the webcast. Note that there are additional instructions described below that will apply if you hold your shares with a broker, bank, trustee, or nominee.
If on April 13, 2021, your Etsy shares were held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.
How can I attend the Annual Meeting online?
You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ETSY2021, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader
182021 Proxy StatementEtsy

sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
The Annual Meeting will start at 9:00 a.m. Eastern Time on June 11, 2021. We recommend that you log in a few minutes early to ensure you are logged in when the meeting starts. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you hold your shares of common stock in “street name.”
Can I ask questions at the Annual Meeting?
Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments.
You will be able to ask questions by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/ETSY2021 and typing your question in the box in the Annual Meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Etsy’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Etsy management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.
What if I need technical assistance accessing or participating in the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting login page. Technical support will be available starting at 8:30 a.m. Eastern Time on June 11, 2021.
What is the deadline for voting?
If you are a stockholder of record, your ability to vote by proxy by internet or telephone will end at 11:59 p.m. Eastern Time on June 10, 2021. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting on June 11, 2021. You will also be able to vote by attending and voting at the virtual Annual Meeting on June 11, 2021. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Annual Meeting.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.
What happens if I do not vote?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.
If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with
192021 Proxy StatementEtsy

respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposals No. 1 (Election of Directors) and No. 3 (“Say-on-Pay” vote) are considered to be “non-routine” under applicable exchange rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions, which would result in a “broker non-vote.” Proposal No. 2 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker bank, trustee, or nominee to ensure that your vote will be counted.
What if I return a proxy card but do not make specific choices?
If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.
Can I change my vote or revoke my proxy?
Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 11, 2021 by:
•	providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method); or
•	attending and voting at the virtual Annual Meeting.
Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also submit a proxy card or vote at the virtual Annual Meeting.
If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.
How many votes are required to approve each proposal?
PROPOSAL	VOTE REQUIRED FOR APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES*
1. Election of Directors	Each director is elected by a plurality vote. The three director nominees receiving the highest number of “FOR” votes will be elected.	Not applicable**	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
2. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable	Not applicable; Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine.”
3. Advisory Vote on Executive Compensation (“Say-on-Pay” Vote)	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine.”
*
A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, trustee, or nominee does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those

202021 Proxy StatementEtsy

matters. As discussed above, this would be the case for Proposals No. 1 and No. 3, which are considered “non-routine” matters. Therefore, we would expect broker non-votes to result from these proposals. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.
**
The Board has adopted a director resignation policy which requires any nominee for director who, in an uncontested election, receives more votes “withheld” than “for” his or her election to offer his or her resignation for consideration by the Nominating and Corporate Governance Committee and subsequently by the Board. Our director resignation policy is incorporated into our Corporate Governance Guidelines, a copy of which can be found through the “Governance” link on our Investor Relations page at investor.etsy.com.

Who will count the votes?
Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. For our Annual Meeting, a majority of the outstanding shares must be present, either during the Annual Meeting, or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be rescheduled for a later date.
Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether or not a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.
Who pays for the proxy solicitation expenses?
We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Okapi Partners LLC to provide investor response services and assist in the solicitation of proxies at a solicitation fee of $17,500, plus related reasonable out-of-pocket expenses.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.
How do I obtain a separate set of proxy materials or request a single set for my household?
We have adopted a practice approved by the SEC called “householding.” This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.
212021 Proxy StatementEtsy

If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request householding of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to ir@etsy.com or call 1 (347) 382-7582. We will strive to promptly address your request.
222021 Proxy StatementEtsy

Proposal No. 1
Election of Directors
Our Board has eight members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors are standing for election, each for a three-year term.
The Board has nominated Gary S. Briggs, Edith W. Cooper, and Melissa Reiff for election as Class III directors at the Annual Meeting.
Each director is elected by a plurality vote. The three director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2024 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from the Board. For information about the nominees and each director whose term is continuing after the Annual Meeting, please see “Information Regarding Director Nominees and Current Directors.”
The nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.
The Board of Directors recommends a vote “FOR” each of the director nominees named above.
232021 Proxy StatementEtsy

Information Regarding Director Nominees
and Current Directors
Below is information regarding our director nominees and directors whose terms are continuing after the Annual Meeting.
NAME	AGE	ETSY DIRECTOR SINCE	INDEPENDENT	COMMITTEE MEMBERSHIP
Directors with terms expiring at the 2021 Annual Meeting (Class III)
Gary S. Briggs	58	2018	Yes	Compensation Committee
Edith W. Cooper	59	2018	Yes	Compensation Committee
Melissa Reiff	66	2015	Yes	Compensation Committee (Chair)
Directors with terms expiring at the 2022 Annual Meeting (Class I)
Jonathan D. Klein	60	2011	Yes	Compensation Committee
Margaret M. Smyth	57	2016	Yes	Audit Committee (Chair)
Nominees for election at the 2023 Annual Meeting (Class II)
M. Michele Burns	63	2014	Yes	Audit Committee Nominating and Corporate Governance Committee
Josh Silverman	52	2016	No
Fred Wilson (Chair)	59	2007	Yes	Audit Committee Nominating and Corporate Governance Committee (Chair)
242021 Proxy StatementEtsy

Nominees for Election to a Three-Year Term Expiring at the 2024 Annual Meeting of Stockholders
Gary S. Briggs has served as Chairman of Hawkfish, LLC since September 2019. From August 2013 until his retirement in November 2018, he served as the Vice President and Chief Marketing Officer of Facebook, Inc. Prior to joining Facebook, Mr. Briggs served in various marketing roles at Google, eBay, PayPal, and Pepsi. He previously served as a director of LifeLock, Inc. (sold to Symantec). He is a member of the board of directors at Petco Health & Wellness Co. Inc. and Afterpay Limited.
Gary S. Briggs should serve as a member of our Board because of his significant brand strategy and marketing expertise, and his executive and leadership experience, particularly in technology and e-commerce companies.
Edith W. Cooper served as Executive Vice President, Global Head, Human Capital Management of Goldman Sachs Group, Inc. from March 2008 to December 2017, and, prior to that, she held various leadership positions in Goldman Sachs’ Securities Division from 1996 to 2008. Ms. Cooper began her career in derivative sales at Bankers Trust and Morgan Stanley. She currently serves on the board of directors of Slack Technologies, Inc., EQT Corporation and MSD Acquisition Corp., as well as on the board of directors of the Museum of Modern Art and Mt. Sinai Hospital.
Edith W. Cooper should serve as a member of our Board due to her extensive expertise in the human resources field, including recruiting, talent development, and executive compensation, as well as her strong financial background.
Melissa Reiff served as Chief Executive Officer of The Container Store Group, Inc. (“TCS”), the nation’s originator and leader of the storage and organization category of retail, from July 2016 until her retirement in February 2021. Prior to that, she served as President and Chief Operating Officer of TCS from March 2013 to June 2016, and as President of TCS from early 2006 to February 2013. She has served on the board of directors of TCS since August 2007 and has served as its Chairwoman since August 2019. Ms. Reiff also currently serves on the board of directors of Cricut, Inc. and on the executive board of Southern Methodist University’s Cox School of Business. Ms. Reiff is a sustaining member of the Junior League of Dallas.
Melissa Reiff should serve as a member of our Board because of her significant operational experience and her expertise in retail, marketing, and merchandising, and her experience as a CEO and director of a public company.
Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders
Jonathan D. Klein is Co-Founder and Deputy Chairman of Getty Images, Inc., a global digital media company. Mr. Klein has served as a member of the board of directors of Getty Images, Inc. (and its predecessor company Getty Communications) since March 1995 and served as Chief Executive Officer from inception in March 1995 until October 2015. Mr. Klein also serves as a member of the boards of directors of Jumia Technologies (Chairman of the Board) and numerous non-profit organizations, including the Committee to Protect Journalists. Mr. Klein also serves on the board of directors of several private companies, including Squarespace Inc. and Getty Investments.
Jonathan D. Klein should serve as a member of our Board due to his extensive experience with e-commerce, in particular marketplaces and digital media companies, and his experience as both a public company CEO and a director of a number of public and private companies.
Margaret M. Smyth has served as the U.S. Chief Financial Officer of National Grid plc, a multinational energy company, since October 2014. Prior to that, Ms. Smyth was Vice President of Finance at ConEdison, Inc. from August 2012 through September 2014. Earlier in her career,
252021 Proxy StatementEtsy

Ms. Smyth served as a Senior Managing Partner at Deloitte & Touche and Arthur Andersen. Ms. Smyth currently serves as a director of Mutual America Variable Insurance Portfolios, Inc. During the past five years, she served as a director of Vonage Holdings Corporation.
Margaret M. Smyth should serve as a member of our Board due to her expertise in public company finance, accounting, and strategic planning. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies. Ms. Smyth is also experienced in advancing sustainability accounting practices and is a Sustainability Accounting Standards Board (“SASB”) FSA Credential Holder.
Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders
M. Michele Burns has served on the Advisory Board of the Stanford Center on Longevity at Stanford University since October 2019. She served as the Center Fellow and Strategic Advisor from August 2012 to October 2019. Ms. Burns served as the Chief Executive Officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc. from October 2011 to February 2014, as Chairman and Chief Executive Officer of Mercer LLC, a human resources consulting firm, from September 2006 to October 2011, and as Chief Financial Officer of Marsh & McLennan from March 2006 to September 2006. She began her career at Arthur Andersen, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice. Ms. Burns is a member of the boards of directors of Cisco Systems, Inc.; Goldman Sachs Group, Inc.; and Anheuser-Busch InBev SA and previously served on the board of directors of Alexion Pharmaceuticals, Inc.
M. Michele Burns should serve as a member of our Board due to her expertise in corporate finance, accounting, governance, and strategy. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company CFO and director.
Josh Silverman has served as our President and Chief Executive Officer since May 2017 and as a member of our Board since November 2016. Prior to joining Etsy as our President and CEO, he served as the Senior Operating Advisor at Hellman & Friedman, a private equity investment firm, from January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express Company from June 2011 to December 2015. Before joining American Express, he was the CEO of Skype from February 2008 to September 2010. Mr. Silverman served as CEO of Shopping.com, an eBay company, from July 2006 to February 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and CEO of Evite, Inc. He serves on the board of directors of Shake Shack Inc.
Josh Silverman should serve as a member of our Board due to his deep familiarity with our business through his tenure as CEO and his significant executive, operational, and marketing experience and expertise in building and leading online marketplaces and technology companies.
Fred Wilson has served as the Chair of our Board since May 2017, and prior to that, as our lead independent director since October 2014. Mr. Wilson has been a venture capitalist for over 30 years. He is a founder and has served as partner of Union Square Ventures, a venture capital firm, since June 2003. Mr. Wilson serves on the board of directors of Coinbase Global, Inc. as well as on the board of directors of various private companies in connection with his role at Union Square Ventures and in a personal capacity. He is a well-known thought leader on technology, venture capital, and management matters.
Fred Wilson should serve as a member of our Board due to his extensive experience with technology and social media companies and his deep understanding of our business and operations through his tenure on the Board and as one of our early investors.
262021 Proxy StatementEtsy

Information Regarding the Board and Corporate Governance
Board Leadership Structure
The Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time. Fred Wilson has served as our non-executive Chair since May 2017, providing independent leadership and enabling Josh Silverman, our CEO, to concentrate on Etsy’s business operations.
We believe that separating the positions of Chair and CEO ensures a greater role for the independent directors in the oversight of Etsy and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Our Bylaws and Corporate Governance Guidelines provide the Board with flexibility to separate or combine the roles of the CEO and Chair when and if it believes it advisable and in the best interest of Etsy stockholders to do so. The Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.
Board Oversight of Risk
One of the key functions of our Board is to provide informed oversight of our risk management process. While management is responsible for the day-to-day management of the material risks we face, our Board maintains ultimate responsibility for the oversight of risk. In 2019, we formed a Risk Steering Committee that consists of a cross-functional management team that meets regularly to review and discuss the significant risks facing Etsy and report on those risks to the full Board.
During the past year, our Board has received regular updates from the management team on the evolving impact of the COVID-19 pandemic on our business and continues to be involved in strategic decisions related to our response and our planning for our business operations post-pandemic. The Board also oversees risk through its standing Committees, which regularly report back to the full Board. For example:
•
The full Board oversees the management of risks relating to our business strategy and capital structure; our legal, policy, regulatory, and compliance program; our data privacy, technology, and information security, including cybersecurity; and our insurance program;

•	The Audit Committee oversees the management of risks associated with financial reporting, accounting and auditing matters, and investment guidelines;
•
The Compensation Committee oversees the management of risks associated with executive compensation policies and programs and human capital management, including our strategy and efforts relating to diversity, equity and inclusion; and

•
The Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance matters, such as director independence, conflicts of interest, composition and organization of our Board, director succession planning, and progress against our Impact strategy.

272021 Proxy StatementEtsy

Board Oversight of Management Succession Planning
Our Board considers its oversight and involvement in key aspects of management succession planning to be critical in ensuring Etsy’s competitive success over the long term. In this role, the Board has established a CEO succession plan, which it reviews and updates periodically. The Compensation Committee oversees our human capital management function, which includes review of management succession plans for senior leadership roles (other than our CEO), including the identification and evaluation of both internal and external candidates, assessment of our leadership pipeline and review of our talent development strategies. In considering management succession, we consider, among other factors, the competitive landscape, leadership competencies, and organizational goals, including our commitment to diversity, equity and inclusion.
Director Independence
Our Board assesses the independence of each director at least annually and has determined that, other than Josh Silverman, all current directors and director nominees are independent in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Josh Silverman is not considered independent because he is our CEO. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.
In addition, our Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent and, in the case of the Audit Committee and Compensation Committee, meets the heightened independence requirements applicable to each such Committee in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC.
Board Meetings
Our Board met nine times during 2020. Each director attended at least 75% of the total number of 2020 meetings of the Board and of each Committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All of our directors attended the 2020 Annual Meeting of Stockholders.
282021 Proxy StatementEtsy

Board Committees
Our Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Members of these Committees serve until their resignation or until otherwise determined by our Board. The composition and functions of each Committee are described below. The charter of each Committee, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.etsy.com) under “Governance-Governance Documents.”
DIRECTOR	INDEPENDENT	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Gary S. Briggs	Yes		▲
M. Michele Burns	Yes	▲ ⬤		▲
Edith W. Cooper	Yes		▲
Jonathan D. Klein	Yes		▲
Melissa Reiff	Yes		⯀
Josh Silverman	No
Margaret M. Smyth	Yes	⯀ ⬤
Fred Wilson	Yes	▲		⯀
⯀ Chair ▲ Member ⬤ Financial Expert
Audit Committee
2020 Meetings:	6
Members:	Margaret M. Smyth (Chair)
M. Michele Burns
Fred Wilson
As described in more detail in its charter, among other responsibilities, the Audit Committee:
•
appoints and oversees our independent registered public accounting firm, including its qualifications, independence, and performance, and pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit engagements;

•
reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters, including any non-GAAP financial measures;

•	oversees the performance of our internal audit function;
•
oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;

•	reviews and oversees related person transactions; and
•	oversees the management of risks associated with financial reporting, accounting, and auditing matters, including our guidelines and policies with respect to risk assessment and risk management.
292021 Proxy StatementEtsy

Each member and prospective member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that M. Michele Burns and Margaret M. Smyth each qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq.
Compensation Committee
2020 Meetings:	8
Members:	Melissa Reiff (Chair)
Gary S. Briggs
Edith W. Cooper
Jonathan D. Klein
As described in more detail in its charter, among other responsibilities, our Compensation Committee:
•	oversees and reviews our compensation philosophy and strategy;
•	establishes goals and objectives relevant to compensation for the CEO and other senior officers and evaluates their performance against those goals;
•	reviews and approves the form and amount of compensation to be paid to the CEO and other senior members of the executive team either directly or through the establishment of a sub-committee;
•	administers our incentive plans, including approving the terms and conditions of awards;
•	recommends to Board adoption of executive compensation policies;
•	recommends the form and amount of compensation to be paid to non-employee Board members;
•
oversees human capital management, including our employee talent and development programs, diversity and inclusion policies and strategies, retention and attrition, and periodically reviewing succession planning for key roles other than the CEO (for which succession planning is overseen by the Board); and

•
oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages inappropriate risk-taking.

A description of the role of the compensation consultant engaged by the Compensation Committee, scope of authority of the Compensation Committee, and the role of executive officers in determining executive compensation is on page 55 under “Compensation Discussion and Analysis—How We Determine Executive Compensation.”
Nominating and Corporate Governance Committee
2020 Meetings:	4
Members:	Fred Wilson (Chair)
M. Michele Burns
As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:
•	advises the Board on corporate governance matters generally, and recommends to the Board appropriate or necessary actions to be taken by Etsy;
•	reviews the composition and size of the Board and makes recommendations to the Board;
302021 Proxy StatementEtsy

•
recommends to the Board criteria for Board membership, including qualifications, qualities, including areas of expertise, differences of viewpoint, age, skill, gender, race, and other individual characteristics, as well as other relevant factors;

•	actively seeks out diverse director candidates to include in the pool from which Board nominees are chosen;
•	reviews and recommends to the Board the director nominees;
•	oversees the annual evaluation of the Board and each Committee;
•	reviews the composition of each Committee and recommends members and chairs;
•	reviews the structure and operations of our Committees;
•	reviews director orientation and continuing education offerings and makes recommendations, as needed;
•	oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning; and
•	periodically reviews our economic, social, and ecological Impact goals and our progress against those goals.
Compensation Committee Interlocks and Insider Participation
During 2020, Gary S. Briggs, Edith W. Cooper, Jonathan D. Klein, and Melissa Reiff served on our Compensation Committee. No member of the Compensation Committee had served as one of our officers or employees at the time that they were a member of the Compensation Committee. During 2020, none of our executive officers served as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.
Board and Committee Self Assessments
On an annual basis, the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee conduct self-assessments to ensure effective performance and to identify opportunities for improvement. As the first step in the self-assessment process, directors respond to a comprehensive questionnaire through an interview process with outside counsel, which asks them to consider various topics related to board and committee composition, structure, effectiveness, and responsibilities, as well as satisfaction with the schedule, agendas, materials, and discussion topics. Each committee, as well as the Board as a whole, then reviews and assesses the responses from this assessment and any recommendations to the Board. The results of the assessments are then discussed by the Board and the respective committees in executive session, with a view toward taking action to address any issues presented. Results requiring additional consideration are addressed at subsequent board and committee meetings, where appropriate.
Director Nomination Process
Although the Nominating and Corporate Governance Committee has the authority to recommend prospective director candidates for the Board’s consideration, the Board retains the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy.
312021 Proxy StatementEtsy

Identifying and Evaluating Nominees
When searching for new directors, the Nominating and Corporate Governance Committee actively seeks out diverse candidates to include in the pool from which Board nominees are chosen. When identifying and evaluating potential director nominees, including current members of the Board who are eligible for re-election, the Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on the Board and may consider the following:
•	the current size and composition of the Board and the needs of the Board and Board committees;
•	high integrity and adherence to our values;
•	qualities such as character, judgment, independence, relationships, experience, length of service, and the like;
•	commitment to enhancing long-term stockholder value;
•	diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, ethnicity, and other individual characteristics;
•	financial literacy or financial expertise or other requirements as may be required by applicable rules;
•	sufficiency of time to carry out their Board and committee duties;
•	the range of expertise and experience of the Board, including at the policy-making level, in business, government, technology or other areas relevant to our business; and
•	other factors, including conflicts of interest or competitive issues.
Stockholder Recommendations and Nominees
The Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws, and the procedures described below. Stockholder recommendations for candidates to the Board must be received in writing by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination at the next Annual Meeting of Stockholders and sent to our headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, to the attention of our Chief Legal Officer and Corporate Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.
The Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in the Nominating and Corporate Governance Committee’s discretion, its review may include requiring the candidate to complete a questionnaire regarding his or her background, interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.
Stockholders may also nominate candidates for election to our Board by following the procedures described in our Bylaws.
322021 Proxy StatementEtsy

Communications with the Board
Stockholders or other interested parties may contact the Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our Chief Legal Officer and Corporate Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to the Board and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the Chair of the Board. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.
332021 Proxy StatementEtsy

Director Compensation
The following table discloses compensation received by our non-employee directors during 2020 pursuant to our non-employee director compensation program.
Director	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Total Compensation ($)
Gary S. Briggs	136,706	123,747	260,453
M. Michele Burns	140,308	126,977	267,285
Edith W. Cooper	136,706	123,747	260,453
Jonathan D. Klein	136,706	123,747	260,453
Melissa Reiff	140,881	127,478	268,359
Margaret M. Smyth	143,582	129,987	273,569
Fred Wilson	142,518	228,991	371,509
(1)
The value disclosed is the aggregate grant date fair value of 1,670 restricted stock units (“RSUs”) granted to each of Gary S. Briggs, Edith W. Cooper, and Jonathan D. Klein; 1,714 RSUs granted to M. Michele Burns, 1,721 RSUs granted to Melissa Reiff; 1,754 RSUs granted to Margaret M. Smyth; and 1,741 RSUs granted to Fred Wilson, each as an incumbent director in 2020, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that accompanies this proxy statement. The number of RSUs granted is calculated by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.

(2)	The aggregate number of RSUs and stock options held by each director listed in the table above as of December 31, 2020 was as follows:
	RSUs (#)	Stock Options (#)
Gary S. Briggs	3,184	17,529
M. Michele Burns	1,714	38,894
Edith W. Cooper	3,184	17,529
Jonathan D. Klein	1,670	22,264
Melissa Reiff	1,721	24,129
Margaret M. Smyth	1,754	56,856
Fred Wilson	1,741	7,302
(3)
The value disclosed is the grant date fair value of an option to purchase 3,946 shares granted to each of Gary S. Briggs, Edith W. Cooper, and Jonathan D. Klein; an option to purchase 4,049 shares granted to M. Michele Burns; an option to purchase 4,065 shares granted to Melissa Reiff; and an option to purchase 4,145 shares granted to Margaret M. Smyth, each as an incumbent director in 2020, and an option to purchase 7,302 shares granted to Fred Wilson, as an incumbent director and Chair of our Board in 2020, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that accompanies this proxy statement.

342021 Proxy StatementEtsy

Non-Employee Director Compensation Program
Our non-employee directors play a critical role in guiding our strategic direction and overseeing management. The Compensation Committee reviews pay levels for non-employee directors at least annually with assistance from Compensia, Inc. a national compensation consulting firm (“Compensia”), which prepares a comprehensive assessment of our non-employee director compensation program. That assessment includes reviewing director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices.
Non-Employee Director Compensation Program
Our Compensation Committee adopted a director compensation policy for non-employee directors, which was most recently amended in March 2021. The amendments increased the Annual Board Retainer from $240,000 to $250,000; the Compensation Committee chair and member retainers from $15,000 and $7,500, respectively, to $16,000 and $8,000, respectively; and the Nominating and Corporate Governance Committee chair and member retainers from $8,000 and $4,000, respectively, to $10,000 and $5,000, respectively. The amendments also adjusted the mix of equity to be used to pay the director compensation to 60% restricted stock units (“RSUs”), and 40% stock options, from the previous 50/50 mix of RSUs and stock options. In addition, the Board Chair fee, which was previously paid entirely in options will now be paid 60% in RSUs and 40% in stock options. Our non-employee director compensation program, as amended, is more fully described below.
Annual Value of Payments ($)
Annual Board Retainer	250,000
Additional Retainers
Board Chair	100,000
Audit Committee Chair	20,000
Audit Committee Member	10,000
Compensation Committee Chair	16,000
Compensation Committee Member	8,000
Nominating and Corporate Governance Committee Chair	10,000
Nominating and Corporate Governance Committee Member	5,000
Member of any other Committee constituted by the Board	40,000 unless otherwise determined by the Board or Compensation Committee
Each new non-employee director who joins our Board will be granted equity compensation (in the form of 60% RSUs and 40% stock options) with an aggregate fair value at the time of grant equal to the amount of the Annual Board Retainer, plus the amount of any applicable Additional Retainers, on the first business day of the month following the month in which his or her appointment to the Board became effective (or if such date is not a trading day, the first succeeding trading day). If the new director is appointed to the Board on a date after the date of our annual meeting, the equity grant will be prorated based on the number of whole months that the director serves on the Board before the next annual meeting. Equity awards for new directors will vest in full on the date of the next annual meeting of stockholders if the director has served continuously as a member of the Board during the vesting period and will vest in full in the event we are subject to a change in control, or upon the director’s death.
Each incumbent non-employee director will receive compensation in the form of RSUs (60%) and stock options (40%) on the date of the annual meeting of stockholders with an aggregate fair value at the time of grant equal to the Annual Board Retainer plus the amount of applicable Additional
352021 Proxy StatementEtsy

Retainers. Such equity award will vest in full on the date of the next annual meeting of stockholders if the director has served continuously as a member of the Board during the vesting period and will vest in full in the event we are subject to a change in control, or upon the director’s death.
If a director becomes the Board Chair, or a member or Chair of a Board committee, after the date of the annual meeting (for continuing directors) or the date the director’s appointment to the Board became effective (for new directors), then the director will be entitled to receive a “catch-up retainer.” The catch-up retainer is an additional amount equal to the excess of the director’s Additional Retainers for the prior and new roles over the Additional Retainers that were actually paid to the director as of the date of the annual meeting. This additional amount will be prorated based on the number of whole months that the director served in each additional role during the period from the annual meeting (for continuing directors) or the date the director’s appointment to the Board became effective (for new directors) until the next annual meeting of stockholders. The amount of any catch-up retainer attributable to any Additional Retainers (other than any Additional Retainer for the Board Chair) will be paid in the form of cash on the date of the next annual meeting, provided that the director has served continuously as a member of the Board until the next annual meeting.
If a director is eligible to receive a catch-up retainer attributable to an Additional Retainer for the Board Chair, it will be paid in the form of 60% RSUs and 40% stock options, with a fair value on the date of grant equal to such amount. Such award will be granted on the first business day of the month following the month in which the director becomes the Board Chair (or, if such day is not a trading day, on the following trading day). Such award will vest in full on the date of the next annual meeting, provided that the director has served continuously as a member of the Board during the vesting period, and will vest in full in the event that we are subject to a change in control or upon the director’s death.
362021 Proxy StatementEtsy

Audit Committee Report
Etsy’s Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website: investors.etsy.com.
The principal purpose of the Audit Committee is to assist the Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.
Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, was responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
In performing its responsibilities, the Audit Committee has:
•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2020;
•
discussed with our independent registered public accounting firm, PwC, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”); and

•
received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by:
Margaret M. Smyth (Chair)
M. Michele Burns
Fred Wilson
372021 Proxy StatementEtsy

Proposal No. 2
Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PwC as our independent registered public accounting firm for 2021 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its appointment. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.
PwC has audited our consolidated financial statements since 2012. A representative of PwC is expected to be present at our Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if they so desire.
This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.
Fees and Services
The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2020 and December 31, 2019.
	YEAR ENDED DECEMBER 31,
	2020	2019
	(in thousands)
Audit Fees	$2,727	$2,874
Tax Fees	619	303
Other Fees	181	95
Total Fees	$3,527	$3,272
Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the PCAOB, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as comfort letters, consents, and review of documents filed with the SEC, and service fees related to specific transactions and events that occurred in each period, such as the convertible debt offerings in both 2019 and 2020.
Tax Fees. These amounts consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.
382021 Proxy StatementEtsy

Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for PwC’s review of our sustainability and diversity data and subscriptions to online accounting reference material.
Pre-Approval Policies and Procedures
The Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. The Audit Committee pre-approved all of the services described above.
The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2021.
392021 Proxy StatementEtsy

Executive Officers
Below is information regarding each of our current executive officers. Our executive officers serve at the discretion of our Board. There are no family relationships among any of our directors or executive officers.
NAME	AGE	POSITION
Josh Silverman	52	President and Chief Executive Officer
Rachel Glaser	59	Chief Financial Officer
Mike Fisher	52	Chief Technology Officer
Kruti Patel Goyal	44	Chief Product Officer
Raina Moskowitz	38	Chief Operations, Strategy and People Officer
Ryan Scott	44	Chief Marketing Officer
Jill Simeone	54	Chief Legal Officer and Corporate Secretary
Josh Silverman has served as our President and Chief Executive Officer since May 2017 and as a member of our Board since November 2016. Prior to joining Etsy as our President and CEO, he served as the Senior Operating Advisor at Hellman & Friedman, a private equity investment firm from January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express Company from June 2011 to December 2015. Before joining American Express, he was the CEO of Skype from February 2008 to September 2010. Mr. Silverman served as CEO of Shopping.com, an eBay company, from July 2006 to February 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and CEO of Evite, Inc. He serves on the board of directors of Shake Shack Inc.
Rachel Glaser has served as our Chief Financial Officer since May 2017. Prior to joining Etsy, she was Chief Financial Officer of Leaf Group, a diversified Internet company that owns and operates marketplace and media businesses, from April 2015. From January 2012 to March 2015, Ms. Glaser served as Chief Financial Officer of Move, Inc. (operator of Realtor.com®), an online network of websites for real estate search and home enthusiasts, and Ms. Glaser helped lead the sale of Move, Inc. to News Corporation, a diversified media and information services company, in November 2014. From April 2008 to November 2011, Ms. Glaser served as Chief Operating and Financial Officer of MyLife.com, a subscription-based people search business, and from May 2005 to April 2008, she was the Senior Vice President of Finance at Yahoo! Inc. Between 1986 and 2005, Ms. Glaser held finance and operations positions of increasing responsibility at The Walt Disney Company and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure. Since January 2018, Ms. Glaser has served on the board of directors of The New York Times Company and as a member of its audit and compensation committees.
Mike Fisher has served as our Chief Technology Officer since July 2017. Prior to joining Etsy, he was the co-founder of AKF Partners, a technology consulting company, from February 2008 to July 2017. Prior to that, Mr. Fisher served as an executive at a number of technology companies, including as the Chief Technology Officer of Quigo, a startup internet advertising company, and as Vice President, Engineering & Architecture for PayPal, Inc., an eBay company. Prior to PayPal, he served in various technology roles at General Electric. Mr. Fisher has served as an Adjunct Professor at Case Western University and has authored multiple books, articles, and chapters on the subjects of scalability, product development, and leadership. Mr. Fisher also served as a Captain and pilot in the U.S. Army.
Kruti Patel Goyal has served as our Chief Product Officer since October 2019. Prior to that, she served as Etsy's Senior Vice President, Product from August 2018. Ms. Patel Goyal joined Etsy in February 2011 and has held many senior leadership roles, including General Manager of Seller
402021 Proxy StatementEtsy

Services, leading our Business & Corporate Development function, leading our International team, and leading our Marketplace Integrity and Trust & Safety teams. Before joining Etsy, Ms. Patel Goyal worked in strategy and business development at Viacom, focused on digital media growth, and at (RED), a global marketing company that raises funds to fight AIDS in Africa. Ms. Patel Goyal began her career at Morgan Stanley and General Atlantic Partners with a focus on media, telecom and technology businesses.
Raina Moskowitz has served as our Chief Operations, Strategy and People Officer since August 2020. Prior to that she served as our Senior Vice President of People, Strategy and Services from April 2018. Her team includes People and Talent, Workplace and Sustainability, Strategy and Operations, Member Services, and Trust & Safety. Prior to joining Etsy, she spent 13 years at the American Express Company, where she held multiple leadership roles in product, strategy, operations, and marketing, most recently, leading the U.S. Customer Marketing team. Ms. Moskowitz joined the board of directors of Sprout Social Inc. in December 2020.
Ryan Scott has served as our Chief Marketing Officer since June 2019. Prior to joining Etsy, Mr. Scott was the Chief Marketing Officer at Slice, the nation's leading online and mobile pizza-ordering platform from March 2017 to June 2019. Prior to Slice, he was Chief Marketing Officer at SoulCycle, the boutique fitness company that redefined indoor cycling, from July 2016 to March 2017. Before SoulCycle, Mr. Scott held the position of Co-CEO at Pond5, the world’s largest two-sided marketplace connecting media buyers to leading-edge video content, where he relaunched the brand while building out sales and marketing from the ground up from April 2015 to July 2016. Prior to Pond5, Mr. Scott was the Chief Marketing Officer at Seamless through its merger with Grubhub in 2013. Post-merger, he took over the position of Vice President of Marketing at Grubhub and played an essential part in the company’s IPO and growth trajectory as a public company.
Jill Simeone has served as our General Counsel and Corporate Secretary since 2017 and as our Chief Legal Officer and Corporate Secretary since August 2020. Prior to joining Etsy, Ms. Simeone was the Vice President, Senior Counsel, and Assistant Secretary at American Express Global Business Travel, where she led the legal side of their mergers and acquisitions program from 2016 to 2017. Prior to that, she served as the General Counsel and Chief Compliance Officer at KCAP Financial, Inc., a publicly traded financial services company, from 2013 to 2016. Ms. Simeone held several roles advising investments in startups from 2011 to 2013. From 1999 to 2011 Ms. Simeone served as U.S. General Counsel and then North America General Counsel of CEMEX, a multinational building materials company. Ms. Simeone began her career in the Manhattan District Attorney's office. Ms. Simeone is a Fulbright Scholar (Mexico).
412021 Proxy StatementEtsy

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis section is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives and practices; our compensation-setting process; our executive compensation program components; and the decisions made with respect to the 2020 compensation of each of our named executive officers (our “NEOs”). For 2020, our NEOs were:
•	Josh Silverman, President and Chief Executive Officer;
•	Rachel Glaser, Chief Financial Officer;
•	Mike Fisher, Chief Technology Officer;
•	Kruti Patel Goyal, Chief Product Officer; and
•	Ryan Scott, Chief Marketing Officer.
Executive Summary
Business Overview
Etsy operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers. Our mission is to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people around the world. We connect creative artisans and entrepreneurs with thoughtful consumers looking for items that are intended to make both everyday and meaningful occasions feel special as well as reflect their sense of style.
As 2020 brought an unparalleled set of challenges for our seller community, we expanded our resources and tools to help sellers grow their businesses during the pandemic. We collected our best practices and published our “Ultimate Guide to Running Your Shop During COVID-19,” which highlights trends and some of the biggest themes that emerged in 2020. During the year, we dedicated resources to invest in our seller community and advocated on their behalf. We provided over $13 million of onetime investments and donations to support our sellers and communities, launched a multi-channel campaign titled “Stand with Small” to remind shoppers that a purchase from Etsy supports independent sellers, and advocated on behalf of our sellers to members of the U.S. Congress to ensure that the self-employed were included in major COVID-19 relief bills and legislation.
During 2020, the COVID-19 pandemic significantly shifted global consumer shopping behavior towards online purchases of many retail categories. Millions of buyers found us for the first time, or discovered Etsy again, for many everyday items, including those that were temporarily unavailable elsewhere. This enabled us to reinforce our brand messaging by aligning “special” with everyday purchase occasions. We highlighted sellers’ merchandise and categories to focus on essentials and developed a thoughtful and powerful strategy to define what “everyday” means for Etsy, bringing it to life in our marketing and product experiences for buyers.
As of December 31, 2020, our platform connected 4.4 million active sellers to 81.9 million active buyers, in nearly every country in the world. Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer our sellers a marketplace with millions of buyers along with a range of seller tools and services that are specifically designed to help our creative entrepreneurs generate more sales and scale their businesses.
422021 Proxy StatementEtsy

2020 Performance Highlights
2020 was an inflection point in history for e-commerce and for Etsy, with millions of buyers choosing us for their everyday needs as we lived up to our mission to “Keep Commerce Human.” We are particularly gratified that the circumstances met preparedness, highlighting the agility of our team and the power of our differentiated strategy. We achieved record 2020 consolidated financial results, including the following:
•	approximately $10.3 billion in GMS, representing 106.7% growth over the prior year;
•	$1.7 billion in revenue, representing 110.9% growth over the prior year;
•	net income of $349.2 million, representing 264.2% growth over the prior year; and
•
non-GAAP adjusted EBITDA of $549.1 million, representing 194.8% growth over the prior year. See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP.

During 2020, we provided economic opportunity for millions of creative entrepreneurs, cared for our team and communities, invested deeply in technology, improved customer experiences, expanded Etsy’s global visibility through world-class marketing strategies, and gained meaningful market share. While the ongoing COVID-19 pandemic created uncertainty, and the impacts of the pandemic on the global economy and on our business continue to evolve, Etsy benefited from several tailwinds, including the shift from offline to online shopping, retail business closures, pent-up demand, government stimulus, gifting trends and emerging categories such as face masks.
Etsy assembled a COVID-19 task force in January and moved to a fully remote workforce for both Etsy and Reverb by early March. Despite this shift in the working environment, our NEOs and other senior management provided strong leadership throughout the year and our team remains highly productive. The shift to fully remote work was not without personal stress on many of our employees, but Etsy stepped up to support our team and contractors. We initiated Company-wide “rest and recharge” days off, expanded paid family leave, and provided additional resources to help our teams weather the impact of the pandemic. Our Company-wide initiatives were among many efforts to provide a safe and sustainable working environment. In fact, our employee engagement scores from a September 2020 survey showed that 95% of our employees are proud to work at Etsy – more than 10 percentage points higher than the industry benchmark.
2020 Executive Compensation Highlights
Our 2020 executive compensation program was designed to be a transparent and thoughtful pay-for-performance approach. The principal components of compensation for our NEOs were determined considering the items described below under “Factors Used in Determining Executive Compensation.” Compensation for our NEOs was reflective of our strong financial performance. As further described below under “Achievement of 2020 Corporate Performance Objectives,” achievement of the corporate performance objectives under our 2020 annual cash incentive program resulted in an aggregate corporate performance percentage of 200% based on the strong achievement of GMS, revenue, and non-GAAP adjusted EBITDA margin performance levels.
In May 2017, our CEO, Mr. Silverman, received a front-loaded equity award that was designed to induce him to join Etsy at a turbulent time, provide him with a meaningful equity stake in Etsy, and align his interests with those of our stockholders. Mr. Silverman’s 2017 offer letter stated that he would not be eligible to receive additional equity awards until 2021. Accordingly, Mr. Silverman did not receive any long-term equity incentive awards in 2018, 2019, or 2020. As described in “Overview of 2021 Compensation Decisions” below, Mr. Silverman was granted certain long-term equity incentive awards in early 2021, including an equity award subject to multi-year performance conditions.
432021 Proxy StatementEtsy

Overview of 2021 Compensation Decisions
Since our 2017 business and management team transformation, Etsy has experienced a significant turn-around under Mr. Silverman’s leadership, including:
•	GMS grew from $3.3 billion in 2017 to approximately $10.3 billion in 2020, representing a 47% compound annual growth rate over the period;
•	Revenue grew from $441 million in 2017 to $1.7 billion in 2020, representing a 58% compound annual growth rate over the period;
•	Net income grew from $82 million in 2017 to $349.2 million in 2020, representing 62% compound annual growth rate over the period;
•	Non-GAAP adjusted EBITDA grew from $80 million in 2017 to $549.1 million in 2020, representing a 90% compound annual growth rate over the period; and
•	Etsy was admitted to the S&P 500 in 2020.
Importantly, during this four-year period we've grown our business in a responsible and ethical way, as stewards for all of our various stakeholders. Our strategy has enabled us to do our part to protect the planet, drive economic empowerment for our sellers which is a virtuous cycle with growing our own GMS, improve the Etsy marketplace and take care of our employees and the communities in which we live and work.
Because of the structure of Mr. Silverman's 2017 equity award, he approached 2021 with almost no unvested equity. As a result, our Board and the Compensation Committee determined it was in the best interests of our stockholders to design a new 2021 equity compensation program for Mr. Silverman with three key objectives: (1) recognize Mr. Silverman’s unique and significant contributions to Etsy over the past four years, (2) retain Mr. Silverman’s services for the foreseeable future, and (3) provide further motivation to Mr. Silverman, using long-term performance incentives, to ensure the continued growth and success of Etsy by creating long-term sustainable value for our stockholders.
In early 2020, the Compensation Committee engaged Compensia, a national compensation consulting firm, to help design a new equity compensation program that would achieve these goals. Following more than a year of careful analysis and development led by the Compensation Committee, with participation by the Chairman, advice and input from Compensia and our external legal counsel, and engagement with and feedback from many of our largest stockholders (as discussed below), in March 2021 Mr. Silverman was granted the following equity awards intended to ensure that his compensation remains competitive compared to the chief executive officers of our peers and current market practice and to provide him with a strong incentive to remain with Etsy and continue to drive positive results:
•
A performance-based equity award (the “2021 Silverman Performance Award”) to retain, incentivize and motivate Mr. Silverman for the next four years, drive Etsy's long-term growth and promote the alignment of Mr. Silverman’s compensation with long-term stockholder value creation. The 2021 Silverman Performance Award is in the form of performance share units (“PSUs”), with the target number of shares of our common stock underlying the award equal to 114,836 shares. The target number of shares underlying the award was determined by dividing $25 million by the average closing price of our common stock on Nasdaq on the 30 trading days immediately preceding and including March 15, 2021. The number of shares earned under the 2021 Silverman Performance Award will be based on our actual level of performance achieved as measured against four performance goals during a three-year performance period commencing January 1, 2021 and ending December 31, 2023. The number of shares that may be earned will range from 0% to 200% of the target number of PSUs subject to the 2021 Silverman Performance Award, generally subject to Mr. Silverman’s continued service through the vesting dates. The shares will be earned and vest based on Mr. Silverman's continued service and performance on four equally-weighted metrics: (1) GMS; (2) revenue; (3) adjusted EBITDA margin (the performance metrics (1), (2) and (3) are referred to as the “financial

442021 Proxy StatementEtsy

metrics”); and (4) relative total stockholder return (“TSR”) compared to the Nasdaq Composite constituents. For the financial metrics, performance will be based on our fiscal 2023 results, and for the relative TSR metric, performance will be based on our TSR performance during the entire three-year performance period ending December 31, 2023. In early 2024, the number of PSUs earned will be determined in good faith by the Compensation Committee and any such earned PSUs will generally vest and settle in shares of our common stock as to 50% of the earned PSUs on each of April 1, 2024 and April 1, 2025.
•
Annual equity awards to be granted as part of Etsy’s 2021 annual compensation cycle, with an aggregate grant date fair value of $9 million, of which 60% will be in the form of RSUs and 40% will be in the form of stock options. The RSUs and stock options vest in eight equal semi-annual installments, beginning on October 1, 2021, generally subject to Mr. Silverman's continued service with Etsy on each vesting date. The Compensation Committee determined that Mr. Silverman will be eligible to receive annual equity awards as part of Etsy’s annual compensation cycle going forward, provided that the terms of any such future equity award, including the value and the form of the award, will take into account the market compensation data for chief executive officers in our Compensation Peer Group (as defined below) and that any such future equity awards will be granted at the discretion of our Board or the Compensation Committee.

The Compensation Committee also determined that the 2021 annual equity awards granted to our other executive officers would include a mix of 25% PSUs, 50% RSUs and 25% stock options. The earning and vesting of these PSUs will be based on continued service and the same four equally-weighted performance metrics that underlie the 2021 Silverman Performance Award.
Performance Metric	What it Measures
GMS (25%)	The dollar value of items sold in our marketplaces within the applicable period, excluding shipping fees and net of refunds associated with canceled transactions
Revenue (25%)	Our revenue (determined on a consolidated basis) reported in Etsy’s financial statements
Adjusted EBITDA Margin (25%)
Etsy’s profitability from our operations that will be calculated by dividing (i) our net income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; non-ordinary course disputes; loss on extinguishment of debt; and restructuring and other exit income, by (ii) our revenue and will be expressed as a percentage

Relative TSR (25%)	Our financial performance, reflecting returns to our stockholders relative to our Nasdaq Composite constituents
Stockholder Engagement
In 2018, we launched a targeted stockholder engagement program for the specific purpose of seeking feedback from Etsy investors to better understand their views regarding our executive compensation program and corporate governance practices, which program we continued in 2020 and early 2021. Although stockholders approved our 2020 say-on-pay proposal with approximately 99% of the votes cast in favor of the proposal, we continued to seek stockholder feedback on our executive compensation program. We received consistent feedback that our stockholders would like to see performance-based equity awards incorporated into our 2021 executive compensation program, when Mr. Silverman was next eligible to receive new equity awards. As our Board and the
452021 Proxy StatementEtsy

Compensation Committee designed a new equity compensation program for Mr. Silverman, they gave significant weight to our stockholders’ feedback, much of which was incorporated into the design of the 2021 Silverman Performance Award granted in March 2021.
In early 2021, as part of our off-season engagement on our executive compensation program, we reached out to stockholders representing approximately 69% of our common stock outstanding and held discussions with stockholders representing approximately 33% of our common stock outstanding (some stockholders declined our invitation to engage). In these meetings, which took place after our public announcement regarding the approval of the 2021 Silverman Performance Award and annual equity awards to Mr. Silverman, the stockholders we spoke with were uniformly positive about the efforts to retain and incentivize Mr. Silverman through the next four years, as well as the use of PSUs in our new equity compensation program design.
Our Board and the Compensation Committee value the opinions of our stockholders, and intend to continue to solicit and consider feedback obtained through the stockholder engagement program, as well as the voting outcome of future say-on-pay proposals. Furthermore, when making compensation decisions for our executive officers, they remain focused on aligning compensation with performance and retention.
For a more detailed discussion of our recent stockholder engagement, please see “Proxy Statement Summary — Stockholder Engagement.”
Key Components and Design of the 2020 Executive Compensation Program
Our 2020 executive compensation program consisted of the following key components: (1) base salary; (2) an annual cash incentive award; and (3) long-term incentive awards in the form of RSUs and stock options. A brief overview of each component is provided in the chart below, with further details provided below in this Compensation Discussion and Analysis.
ELEMENT	TYPE	PRIMARY OBJECTIVE	REWARD REALIZED ON ACHIEVEMENT OF
Base Salary	Fixed	Attract and Retain	Service
Annual Cash Incentive	Variable	Short-Term Company and Individual Performance	Revenue, Adjusted EBITDA Margin, GMS, and Individual Goals (including Economic, Social and Sustainability Impact Goals)
Long-Term Incentive	Variable	Stockholder Alignment, Retention and Long-term Value Creation	Stock Price
In addition, our executive officers participate in the standard health and wellness benefits, employee benefit plans and programs, our 401(k) plan and employer matching contributions, training and coaching available to our other employees, and are eligible for severance payments and benefits, as discussed in more detail below.
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs. Generally, although the Compensation Committee seeks to set base salaries at competitive levels, the actual positioning of executive officer base salaries will also be based on the
462021 Proxy StatementEtsy

Compensation Committee’s assessment of the factors described in the section titled “Factors Used in Determining Executive Compensation.” The 2020 base salary decisions are described below as part of the holistic presentation of each NEO’s 2020 target total direct compensation.
Annual Cash Incentive Program
Overview
Our annual cash incentive program is intended to reward participants for the achievement of our short-term financial and operational objectives and their individual performance in meeting those objectives. For 2020, annual cash incentive award payments were based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives, except in the case of our CEO, whose annual cash incentive award payment was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance objectives, reflecting his greater responsibility for our overall performance. Each NEO’s annual cash incentive award was subject to a maximum payout equal to 200% of his or her target annual cash incentive award opportunity.
Target Annual Cash Incentive Opportunities
The Compensation Committee reviews the target annual cash incentive award opportunities (which are expressed as a percentage of annual base salary) of our executive officers each year as part of its annual executive compensation review and makes adjustments after considering the factors described below in “Factors Used in Determining Executive Compensation.” Generally, the Compensation Committee seeks to set the target annual cash incentive award opportunities of our executive officers so that target total cash compensation (the sum of annual base salary and the target annual cash incentive award opportunity) is at a competitive level with our Compensation Peer Group (as defined below) but does not target a specific percentile of our Compensation Peer Group.
2020 Corporate Performance Objectives
In March 2020, the Compensation Committee selected GMS, revenue, and adjusted EBITDA margin as the corporate performance objectives for our 2020 annual cash incentive program, which is consistent with prior years. The Compensation Committee set performance targets for each performance objective at levels that required meaningful year-over-year performance, as evidenced by our actual performance with respect to these measures during 2019, provided in the table below, and it subjected each performance objective to a maximum payout equal to 200%. Our Compensation Committee set the performance target for adjusted EBITDA margin slightly below our actual 2019 performance because it anticipated that several factors would serve as headwinds to adjusted EBITDA margin in 2020, including increased employee-related expenses in product development, driven in part by lower capitalization of costs relative to prior years; anticipated accounting impacts of new advertising initiatives; and the impact of our acquisition of Reverb, which has a lower adjusted EBITDA margin than Etsy and would be included in Etsy’s reported adjusted EBITDA for the full year of 2020 versus only part of 2019. These factors also influenced our adjusted EBITDA margin guidance which, on February 26, 2020, was set in the range of 21-22%. We withdrew our annual guidance for adjusted EBITDA, as well as for GMS and revenue, on April 2, 2020 when we provided a business update related to the COVID-19 pandemic. We did not modify any corporate performance objectives for the 2020 annual cash incentive program when the guidance was withdrawn, or later during 2020, due to COVID-19 related circumstances or otherwise.
472021 Proxy StatementEtsy

The Compensation Committee selected GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our ecosystem and the scale and growth of our business, and, therefore, one of our key performance measures. The Compensation Committee selected revenue and adjusted EBITDA margin because it believes these measures provide a balance between generating revenue, managing our expenses and growing our business, thereby directly influencing the creation of long-term value for our stockholders. If the target performance levels were achieved, the 2020 annual cash incentive program would pay out at 100% of target, which the Compensation Committee believed to be the appropriate payout for that level of achievement.
Financial Performance Measure	Weighting	2019 Actual Performance	Threshold Performance Level (50% Payment of Financial Performance Component)	Target Performance Level (100% Payment of Financial Performance Component)	Stretch Performance Level (180% Payment of Financial Performance Component)	Kicker Performance Level (200% Payment of Financial Performance Component)	2020 Actual Performance	Resulting Payout
		(dollars in millions)
GMS	40%	$4,975	$5,731	$6,368	$6,686	$7,005	$10,281	200%
Revenue	30%	$818	$965	$1,072	$1,126	$1,179	$1,726	200%
Adjusted EBITDA Margin	30%	22.8%	18.7%	22.0%	24.2%	25.3%	31.8%	200%
Achievement of 2020 Corporate Performance Objectives
In February 2021, the Compensation Committee determined our actual performance with respect to the corporate performance objectives for the 2020 annual cash incentive program resulted in an aggregate corporate performance percentage of 200% based on the achievements reflected in the table above.
2020 Individual Performance
In March 2021, the Compensation Committee also reviewed each NEO’s individual performance in 2020, as measured against individual goals established by the Compensation Committee in the second quarter of 2020, considered our CEO’s recommendations with respect to the individual performance of our other NEOs, and determined a 2020 individual performance percentage for each NEO. A portion of each NEO’s actual 2020 annual cash incentive payment was based on the evaluation of each NEO’s individual performance achievements, which were measured against certain business project goals as well as economic, social, and sustainability Impact goals, as described below.
Annual Cash Incentive Award Payments
The actual annual cash incentive award payments earned by our NEOs under the 2020 annual cash incentive program ranged from 188% to 192% of each individual’s target annual cash incentive award opportunity, as further described below under “2020 NEO Compensation Decisions.”
Long-Term Incentive Awards
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We provide long-term equity incentive opportunities to help align the interests of our executive officers, including our NEOs, with the long-term interests of our stockholders. We believe that equity awards in the form of stock options and RSUs encourage long-term focus and decision-making that is consistent with our mission and strategic goals. We also grant equity awards to attract, motivate, and retain executive talent.
Typically, we grant stock options and/or RSUs to newly-hired executive officers, in connection with promotions, as a reward for superior performance and/or for retention purposes. In addition, our
482021 Proxy StatementEtsy

NEOs typically receive annual equity awards. Generally, when determining the type and size of an award, the Compensation Committee seeks to be competitive with the companies in our Compensation Peer Group, but the Compensation Committee did not target a specific percentile of our Compensation Peer Group in 2020.
2020 NEO Compensation Decisions
Below are summaries of the Compensation Committee’s decisions about 2020 compensation for each of our NEOs. As described below, when making the 2020 compensation decisions, the Compensation Committee focused primarily on the factors set forth in the section titled “Factors Used in Determining Executive Compensation” and the details noted below for each NEO.
President and Chief Executive Officer
Josh Silverman
In 2020, Mr. Silverman received the following compensation and benefits:
•
Base Salary: $600,000, increased from $500,000 in March 2020. The Compensation Committee believed this increase was appropriate in recognition of his individual performance, his experience and overall contribution to our business, Etsy’s performance under his leadership, and to bring his base salary closer to the median of the non-founder CEOs within the Compensation Peer Group.

•
Annual Incentive: Mr. Silverman is eligible to participate in our annual cash incentive program with a target award opportunity equal to 100% of base salary, based 80% on the achievement of corporate performance objectives and 20% on individual performance. The actual 2020 cash incentive award paid was $1,150,000, reflecting 192% of his target award opportunity. To determine Mr. Silverman’s individual performance portion of his 2020 cash incentive award, which was assessed at 160% of target, the Compensation Committee considered Mr. Silverman’s overall leadership of our organization during 2020 and his individual performance as measured against the individual goals reviewed by the Compensation Committee in April 2020 and approved in June 2020, which included goals related to financial performance, customer satisfaction, sustainability, and human capital management, including attracting, retaining and developing top, diverse talent. In particular, the Compensation Committee acknowledged Mr. Silverman's success in effectively managing Etsy through the turbulence of 2020 and achieving key financial targets, improving the product experience and thus driving GMS, creating more habitual buyers and unlocking new marketing channels, and achieving significant sustainability, hiring, and diversity and inclusion goals. In 2020, Etsy achieved record levels of GMS (up approximately 107% year-over-year) and revenue (up approximately 111% year-over-year), an adjusted EBITDA margin of approximately 32% for 2020 and expanded our community to 4.4 million active sellers (up approximately 62% year-over-year), serving nearly 82 million active buyers (up approximately 77% year-over-year) at year-end. Of the 60.7 million new and reactivated buyers, approximately 17% made four or more purchases across two or more categories, and habitual buyers, defined as Etsy buyers who have spent $200 or more and made purchases on six or more days in the previous 12 months, grew to 6.5 million (up approximately 157% year-over-year). We also significantly enhanced the search and discovery experience on the Etsy marketplace. In addition, despite the turbulence of 2020, Mr. Silverman remained focused on our sustainability, hiring, and diversity and inclusion goals, allowing Etsy to meet our goal to source 100% of our electricity from renewable energy by 2020 and increasing Black, Latinx, and Native American people in Etsy’s and Reverb’s combined leadership-level workforce, to 8.6% (up from 4.5% in 2019).

•
Long-Term Incentive: As discussed above, Mr. Silverman did not receive an equity award in 2020, pursuant to the terms of his 2017 offer letter. In early 2021, Mr. Silverman was granted certain equity awards in the form of PSUs, RSUs and stock options, which are discussed in detail under “Overview of 2021 Compensation Decisions” above.

492021 Proxy StatementEtsy

•
Home Security: In August 2020, the Compensation Committee approved the installation of a home security system at Mr. Silverman’s home for which we paid approximately $200,000, with such amount covering configuration, hardware and installation costs, as well as internet services associated with the home security system.

Given Mr. Silverman’s position and his work-from-home arrangement necessitated by the COVID-19 pandemic, the Compensation Committee determined it was prudent to install a home security system at Mr. Silverman’s home in order to mitigate the risks to Etsy posed by his remote work arrangement. Although we view the security services provided to Mr. Silverman as an integral part of our risk management program, and as necessary and appropriate business expenses, because they may be viewed as conveying a personal benefit to him, we have reported the aggregate costs to Etsy for this installation and internet costs associated with operating the system in the “All Other Compensation” column of the Summary Compensation Table below.
Chief Financial Officer
Rachel Glaser
In 2020, Ms. Glaser received the following compensation and benefits:
•	Base Salary: $425,000, increased from $400,000 in March 2020 in light of her job responsibilities and performance and peer group comparisons.
•
Annual Incentive: Eligibility to participate in our annual cash incentive program with a target award opportunity equal to 75% of base salary, based 70% on the achievement of corporate performance objectives and 30% on individual performance. The actual 2020 cash incentive award paid was $600,000, reflecting 188% of her target award opportunity. To determine Ms. Glaser’s individual performance portion of her 2020 cash incentive award, which was assessed at 161% of target, the Compensation Committee considered Ms. Glaser’s performance with respect to developing and executing our 2020 operating plan priorities and delivering strong financial results, and ably forecasting and navigating the business through the turbulent macro environment of 2020. In particular, Ms. Glaser led teams that expanded profitability and free cash flow, launched installment payments, refinanced our convertible debt to achieve an even stronger balance sheet for investments in future growth, increased efficiency for both Etsy and Reverb quarterly close processes, managed enterprise risk and grew enterprise value by solid execution of financial results along with clear and transparent investor communication. Ms Glaser and her finance team also led and facilitated many of Etsy’s key initiatives in 2020 to support our team and communities during a turbulent time, including fee reductions for sellers at the start of the COVID-19 pandemic, philanthropic donations and our expanded diversity, equity and inclusion investments. Further details regarding these activities can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

•
Long-Term Incentive: In March 2020, we granted Ms. Glaser equity awards with an aggregate grant date fair value of $3,000,000, allocated by value approximately 60% RSUs and 40% stock options. The Compensation Committee believed the mix of RSUs and stock options was appropriate in order to align with stockholder interests. The RSUs and stock options vest in eight equal semi-annual installments, beginning on October 1, 2020, provided she remains in service with us on each vesting date.

•
Travel Reimbursement: In early 2020, the Compensation Committee provided Ms. Glaser with a $36,000 travel allowance to cover travel between New York and Los Angeles from May 2020 through April 2021 (at the time, such travel was expected to resume shortly).

502021 Proxy StatementEtsy

Chief Technology Officer
Mike Fisher
In 2020, Mr. Fisher received the following compensation and benefits:
•	Base Salary: $425,000, increased from $400,000 in March 2020 in light of his job responsibilities and performance and peer group comparisons.
•
Annual Incentive: Eligibility to participate in our annual cash incentive program with a target award opportunity equal to 75% of base salary, based 70% on the achievement of corporate performance objectives and 30% on individual performance. The actual 2020 cash incentive award paid was $600,000, reflecting 188% of his target award opportunity. To determine Mr. Fisher’s individual performance portion of his 2020 cash incentive award, which was assessed at 161% of target, the Compensation Committee considered Mr. Fisher’s overall leadership of our organization and his performance with respect to delivery on our 2020 financial plan while maintaining strong site up-time for all public facing services. In addition, the Compensation Committee noted his success in measurably increasing engineering’s productivity, efficiency and engagement, and increasing the focus on diversity and inclusivity in engineering cohorts. In particular, Mr. Fisher led Etsy’s migration to Google Cloud, which was completed early in 2020, enabling us to handle the massive influx of traffic to our marketplace, which served as the foundation for our launch of personalized search results and innovative products like augmented reality and listing videos. Mr. Fisher also scaled our developer productivity and marketplace experience teams, invested in new technologies and approaches that are expected to drive aspects of Etsy’s future product roadmap, and increased focus on inclusivity across our engineering teams.

•
Long-Term Incentive: In March 2020, we granted Mr. Fisher equity awards with an aggregate grant date fair value of $3,000,000, allocated by value approximately 60% RSUs and 40% stock options. The Compensation Committee believed the mix of RSUs and stock options was appropriate in order to align with stockholder interests. The RSUs and stock options vest in eight equal semi-annual installments, beginning on October 1, 2020, provided he remains in service with us on each vesting date.

•
Travel Allowance: In early 2020, the Compensation Committee provided Mr. Fisher with a $36,000 travel allowance to cover travel between New York and Ohio from May 2020 through April 2021 (at the time, such travel was expected to resume shortly).

Chief Product Officer
Kruti Patel Goyal
In 2020, Ms. Patel Goyal received the following compensation and benefits:
•	Base Salary: $380,000, increased from $355,000 in March 2020 in light of her job responsibilities and performance and peer group comparisons.
•
Annual Incentive: Eligibility to participate in our annual cash incentive program with a target award opportunity equal to 60% of base salary, based 70% on the achievement of corporate performance objectives and 30% on individual performance. The actual 2020 cash incentive award paid was $430,000, reflecting 189% of her target award opportunity. To determine Ms. Patel Goyal’s individual performance portion of her 2020 cash incentive award, which was assessed at 162% of target, the Compensation Committee considered Ms. Patel Goyal’s leadership in delivering on our 2020 financial plan and in improving the overall customer experience. In particular, Ms. Patel Goyal led the acceleration of our product experiment

512021 Proxy StatementEtsy

velocity and drove many exciting product launches, including the introduction of installment payments, personalized search and listing videos, and buyers’ ability to filter searches around expected delivery dates. Ms. Patel Goyal also successfully led efforts to expand diversity on the product team.
•
Long-Term Incentive: In March 2020, we granted Ms. Patel Goyal equity awards with an aggregate grant date fair value of $2,250,000, allocated by value approximately 60% RSUs and 40% stock options. The Compensation Committee believed the mix of RSUs and stock options was appropriate in order to align with stockholder interests. The RSUs and stock options vest in eight equal semi-annual installments, beginning on October 1, 2020, provided she remains in service with us on each vesting date.

Chief Marketing Officer
Ryan Scott
In 2020, Mr. Scott received the following compensation and benefits:
•	Base Salary: $370,000, increased from $355,000 in March 2020 in light of his job responsibilities and performance and peer group comparisons.
•
Annual Incentive: Eligibility to participate in our annual cash incentive program with a target award opportunity equal to 60% of base salary, based 70% on the achievement of corporate performance objectives and 30% on individual performance. The actual 2020 cash incentive award paid was $421,000, reflecting 190% of his target award opportunity. To determine Mr. Scott’s individual performance portion of his 2020 cash incentive award, which was assessed at 165% of target, the Compensation Committee considered Mr. Scott’s performance with respect to delivery of our 2020 financial plan, as well as his contribution to strong year-over-year growth in marketing generated GMS, his successful integration of key marketing technology platforms, and his leadership in the development of meaningful brand differentiation campaigns. For example, under Mr. Scott’s leadership, we invested more heavily in upper funnel strategies through TV, digital video and paid social, utilized new customer relationship management tools and approaches, introduced Offsite Ads, and increased our influencer marketing and earned media activities. Mr. Scott’s team led the work to ensure that the images we proactively create and share in our marketplace are representative of the communities in which we live by committing to include at least 30% representation of black or brown skin tones in marketing assets. In the fourth quarter of 2020, 59% of the images with a human element developed by our creative team had black or brown skin tone representation. Our award-winning Gift Like You Mean It advertising campaign, which aired across the United States during the holiday season, showcased our commitment to diversity and inclusion by featuring Black, Latinx and LGBTQ community members and storylines, as well as people with disabilities.

•
Long-Term Incentive: In March 2020, we granted Mr. Scott equity awards with an aggregate grant date fair value of $2,000,000, allocated by value approximately 60% RSUs and 40% stock options. The Compensation Committee believed the mix of RSUs and stock options was appropriate in order to align with stockholder interests. The RSUs and stock options vest in eight equal semi-annual installments, beginning on October 1, 2020, provided he remains in service with us on each vesting date.

Other Benefits
We believe the best work comes from happy employees. We offer all our employees a robust benefit package designed to support employee retention and engagement.
Health & Wellness
We provide health and wellness benefits to our executive officers, including our NEOs, on the same basis as these benefits are provided to our other eligible employees, including health, dental,
522021 Proxy StatementEtsy

fitness, vision, life, and disability insurance benefits. Etsy is also recognized for leading in gender-neutral paid parental leave, adoption assistance, family planning benefits and back up child care programs.
Perquisites and Other Personal Benefits
Perquisites, beyond those that are available to employees generally, represent a small part of our executive compensation program. From time to time, however, we may provide benefits that the Compensation Committee has determined are reasonable yet competitive to attract and retain our executive officers, including our NEOs. Perquisites in 2020 consisted of the travel benefits extended to Ms. Glaser and Mr. Fisher that are further described above and the security system installed at Mr. Silverman's home that is further described above.
For information regarding the perquisites that our NEOs received during 2020, see the column titled “All Other Compensation” of the Summary Compensation Table and the accompanying footnotes.
401(k) Plan
Like other U.S. employees, our NEOs may participate in a 401(k) Plan. Etsy matches 50% of the first 6% of each participating employee’s contributions under the 401(k) Plan.
Post-Employment Compensation Arrangements
We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers and we maintain an executive severance plan for that purpose.
Maintaining competitive severance and change in control arrangements helps assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. We also believe that the executive severance plan serves as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a transaction that may involve a change in control of the company, which helps preserve our value and the potential benefit to be received by our stockholders in such a transaction.
In addition, the executive severance plan is intended to reduce the need to extensively negotiate post-employment compensation arrangements on a case-by-case basis and to help mitigate potential employer liability. For example, executive severance plan participants are required to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits.
See “Potential Payments Upon Termination or Change of Control” below for additional information.
532021 Proxy StatementEtsy

Executive Compensation Philosophy and Objectives
Key Features of our Executive Compensation Program
WHAT WE DO	WHAT WE DON’T DO
We Maintain an Independent Compensation Committee	We Do Not Provide Our Executive Officers with Guaranteed Annual Base Salary Increases
Our Compensation Committee Retains an Independent Compensation Advisor Who Performs No Other Services for Us	We Do Not Offer Defined Benefit Retirement Programs
Our Compensation Committee Conducts an Annual Executive Compensation Review, Including a Review of Its Compensation Peer Group, and a Compensation-Related Risk Assessment	We Do Not Offer Change-in-Control Excise Tax Payments or “Gross-Ups”
We Use Variable Pay, Including Long-Term Equity Awards, as a Substantial Portion of Our Executive Officers’ Target Total Direct Compensation Opportunity	We Do Not Permit Hedging or Pledging of Our Equity Securities by Employees or Directors
Our Executive Officers Are Employed “At Will”	We Do Not Permit Stock Option Exchanges or Re-pricings Without Stockholder Approval
Our Guiding Philosophy
Pay-for-Performance Philosophy
We generally target a compensation mix for our executive officers that is weighted heavily towards variable, or “at risk,” compensation, including short-term cash incentives and long-term incentives in the form of equity awards. We believe this approach aligns the compensation of our executive officers with our performance and the interests of our stockholders. We consider our equity awards, which include stock options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock to be “variable” pay because the realized value of these awards depends on the performance of our stock price. We believe that this design provides balanced incentives for our NEOs to drive financial performance and long-term growth.
Our executive compensation program is designed to be transparent and focus on pay for performance. Our compensation philosophy is to pay all of our employees, including our executive officers, competitively, fairly and consistently in a way that aligns with our long-term business goals and values. Specifically, our compensation program aims to:
Attract, motivate, and retain highly qualified and engaged employees who are passionate about our mission.	Foster a culture of shared success through pay for performance opportunities, including cash incentives and equity awards.	Align pay for each employee’s position with the responsibilities, knowledge, complexity, and impact of the role within the Company.
Pay all employees fairly and consistently
At Etsy, we believe in paying all of our employees fairly, consistently, and without bias. In 2020, Etsy commissioned a pay equity study undertaken by a third-party consulting firm. The analysis found no unexplained pay gaps adverse to women or employees from other marginalized genders, or non-white employees. This was consistent with the findings of our 2018 analysis. We are committed to ensuring that fair and consistent pay practices continue to be applied across our organization.
We grant equity awards to virtually all employees, to help align the interests of our employees with the long-term interests of our stockholders. This broad-based equity program ensures that our employees are invested in and receive the rewards of our future success.
542021 Proxy StatementEtsy

Key Objectives
Consistent with our broader compensation philosophy, the key objective of our executive compensation program is to attract, retain and motivate high caliber talent who share our dedication to our community and are committed to our mission to “Keep Commerce Human.” We believe that competitive executive compensation packages that consist of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities, and long-term equity incentive opportunities enable us to achieve this objective and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.
How We Determine Executive Compensation
Role of the Compensation Committee
The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our NEOs. Specifically, the Compensation Committee:
•
Is responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our executive officers, including our NEOs, and overseeing and administering our incentive compensation plans;

•
Oversees risk management of our compensation programs, policies and practices, including an annual review of our programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risk to us; and

•	Has sole authority to continue or terminate its relationship with outside advisors, including its compensation consultant, and retain additional outside advisors.
Role of Chief Executive Officer
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO and our Chief Operations, Strategy and People Officer. Management assists the Compensation Committee by providing information on corporate and individual performance and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s recommendations with respect to the compensation of our executive officers (other than himself), based on his consideration of relevant market data, roles and responsibilities, and individual performance.
The Compensation Committee reviews and discusses these recommendations with our CEO and considers them as one factor in approving the compensation for our executive officers, including our NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.
Role of Compensation Consultant
The Compensation Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The Compensation Committee has engaged Compensia as its compensation consultant since 2014 to advise on executive compensation matters, provide information on competitive market pay practices for senior executives, and supply data analysis and recommendations for the selection of the executive Compensation Peer Group. For 2020, Compensia’s engagement included:
•
the review and analysis of the compensation for our executive officers, including our NEOs, which included detailed studies and consultations for both the design of Mr. Silverman’s new equity grants awarded in early 2021 and the introduction of PSUs into our 2021 executive compensation program;

552021 Proxy StatementEtsy

•	the review of and input on the Compensation Discussion and Analysis section of our proxy statement for our 2020 Annual Meeting of Stockholders;
•	the research, review and updating of our Compensation Peer Group;
•	the review and analysis of non-employee director compensation;
•	support on other ad hoc matters throughout the year; and
•	attendance at Compensation Committee meetings as requested.
Compensia reports directly to the Compensation Committee. In 2020, Compensia did not provide any other services to Etsy. The Compensation Committee evaluates Compensia’s independence annually and has determined that under the applicable SEC rules and Nasdaq listing standards its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has not raised any conflict of interest.
Factors Used in Determining Executive Compensation
When approving each compensation element and the target total direct compensation opportunity for our executive officers, the Compensation Committee considers a variety of factors that provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single method or factor is determinative in setting pay levels for our executive officers. Rather, the Compensation Committee’s determination of the target total direct compensation, fixed and “at-risk” pay opportunities was an individualized decision for each executive officer, including each NEO.
Factors considered when determining NEO compensation
SCOPE & IMPACT OF ROLE	INDIVIDUAL & COMPANY PERFORMANCE	MARKET ANALYSIS
Each executive officer’s skills, experience, and qualifications relative to similarly-situated executives at our peer companies.	Our Company performance against financial and operational objectives established by the Compensation Committee and our Board.	The positioning of each executive officer’s compensation in a ranking of peer company compensation levels.
Our CEO’s recommendations (other than for himself) considering performance, market analysis, and compensation parity among our executive officers.	Each executive’s performance, based on an assessment of his or her contribution to our overall performance and his or her ability to lead and work as part of a team.	The compensation practices of our peer group, and the scope of each executive’s role compared to similarly-situated executives at our peer companies.
Competitive Positioning
Competitive compensation data is one of several factors that the Compensation Committee considers in making its decisions with respect to the compensation of our executive officers, including our NEOs. Specifically, the Compensation Committee considers compensation data in our competitive market for executive talent, particularly the compensation levels and practices of a group of peer companies (the “Compensation Peer Group”), as determined by the Compensation Committee. Etsy’s Compensation Peer Group consists of companies in our industry (consumer discretionary, consumer staples, internet software and services) that are similar to us in terms of revenue and market capitalization.
Specifically, in determining the Compensation Peer Group for 2020, the Compensation Committee considered whether a company was:
•
in a similar industry and competitive market for talent (internet software and services companies with business models focused on peer-to-peer commerce, transaction- or subscription-based revenue models, and software-as-a-service);

562021 Proxy StatementEtsy

•	within a range of 0.5x to 2.0x of our revenue; and
•	within a range of 0.33x to 3.0x of our market capitalization.
In 2020, the Compensation Committee used the following Compensation Peer Group, which was approved in December 2019 after consideration of input from Compensia, to assist with the determination of the compensation for our NEOs:
ANGI Homeservices Box CarGurus Cloudera DocuSign GrubHub HubSpot Match Group Okta	Pinterest Shopify Shutterstock Snap Stitch Fix The Trade Desk Trip Advisor Twilio Yelp Zillow Group
The Compensation Committee uses data drawn from our Compensation Peer Group, as well as data from the Radford Global Technology compensation survey, to evaluate the competitive market when making executive compensation determinations, including base salary, target annual cash incentive opportunities, and long-term incentive compensation opportunities.
The Compensation Committee reviews our Compensation Peer Group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the Compensation Peer Group.
In December 2020, the Compensation Committee approved the following updates to the Compensation Peer Group for 2021:
•	Removing: Box, CarGurus, Shutterstock, and Yelp, which were below the market comparison on market capitalization and/or revenue described above.
•	Adding: Dropbox, GoDaddy, MercadoLibre, Peloton Interactive, Slack Technologies, Twitter, Wayfair, and Zendesk using the criteria described above.
Other Compensation Policies and Practices
Equity Awards Grant Policy
We maintain a formal equity awards grant policy. The Compensation Committee amended our formal policy (as amended, the “Equity Awards Grant Policy”) in April 2020 and 2021. The Equity Awards Grant Policy provides:
•
Our Board, the Compensation Committee or a subcommittee of two or more members of the Compensation Committee must approve all equity awards granted to senior officers. The Compensation Committee may also delegate its authority to grant awards to employees other than senior officers to two or more officers or directors of Etsy, as the Compensation Committee deems appropriate.

•	Unless otherwise approved by our Board or the Compensation Committee, equity awards are granted on pre-established dates as follows:
•
For newly-hired and promoted employees, awards are effective on the first business day of the month immediately following the month in which a newly-hired employee’s employment commences or a promoted employee’s promotion occurs (or, if such day is not a trading day, on the following trading day).

572021 Proxy StatementEtsy

•	Annual equity awards granted to our employees, including our executive officers, are effective as of March 15th of each year (or, if such day is not a trading day, on the following trading day).
•
The exercise price of any option to purchase shares of our common stock will be the closing price of our common stock on Nasdaq on the date of grant. This fair market value is to be determined in accordance with generally accepted accounting principles.

•
In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU or PSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant, or based on such other methodology as the Compensation Committee may determine in its sole discretion. As a result, the grant date fair value of the awards, computed in accordance with FASB ASC Topic 718 and presented in the Summary Compensation Table and Grants of Plan-Based Awards Table, may be lower or higher than the equity compensation value approved by the Compensation Committee.

Policy Prohibiting Hedging and Pledging
Under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from engaging in short sales, hedging or similar transactions, or derivatives trading involving our equity securities.
Similarly, under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from pledging our equity securities or using such securities as collateral for a loan.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.
Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our named executive officers in a manner consistent with the goals of our executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Etsy's business needs.
Taxation of Non-Qualified Deferred Compensation
Generally, Section 409A of the Code sets limits on the deferral and payment of certain benefits. The Compensation Committee takes into account whether elements of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A, and seeks to structure these elements to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.
582021 Proxy StatementEtsy

Accounting Considerations
The Compensation Committee considers the accounting treatment of the various elements of our executive compensation program. For example, we record our executive officers’ base salaries, equity awards, and our cash incentive compensation in our Consolidated Financial Statements.
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from their awards.
592021 Proxy StatementEtsy

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Etsy’s 2021 Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Etsy’s 2021 Proxy Statement and incorporated into Etsy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by:
Melissa Reiff (Chair)
Gary S. Briggs
Edith W. Cooper
Jonathan D. Klein
602021 Proxy StatementEtsy

Compensation and Risk Management
Our Compensation Committee, Compensia (the Compensation Committee’s compensation consultant), and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, practices, and policies. Compensia, with input from management, has performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on Etsy. In particular, we considered compensation program attributes that help to mitigate risk, including, for example:
•	the mix of cash and equity compensation;
•	a balance of short and long-term incentive plan designs with multiple performance measures that emphasize top and bottom-line performance;
•	our formal policies for equity administration;
•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Etsy securities as collateral; and
•	the oversight of an independent Compensation Committee.
The Compensation Committee has reviewed the risk assessment report and agreed with this conclusion.
612021 Proxy StatementEtsy

Executive Compensation Tables
Summary Compensation Table
The following table provides information regarding the compensation of our NEOs as of December 31, 2020 in accordance with SEC rules.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Josh Silverman President & CEO	2020	575,000	—	—	1,150,000	209,307	1,934,307
	2019	475,000	—	—	600,000	8,400	1,083,400
	2018	395,833	—	—	640,000	8,250	1,044,083
Rachel Glaser Chief Financial Officer	2020	418,750	1,799,988	1,199,994	600,000	44,550	4,063,282
	2019	393,750	1,413,805	1,249,995	370,000	62,617	3,490,167
	2018	375,000	786,921	624,921	410,000	47,283	2,244,125
Mike Fisher Chief Technology Officer	2020	418,750	1,799,988	1,199,994	600,000	45,089	4,063,821
	2019	381,250	1,413,805	1,249,995	365,000	44,400	3,454,450
	2018	325,000	—	—	360,000	8,250	693,250
Kruti Patel Goyal Chief Product Officer	2020	373,750	1,349,960	899,991	430,000	8,550	3,062,251
Ryan Scott, Chief Marketing Officer	2020	366,250	1,199,978	799,996	421,000	8,550	2,795,774
(1)
The amounts in this column represent the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that accompanies this proxy statement. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.

(2)
The amounts in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that accompanies this proxy statement.

(3)	The amounts in this column represent bonuses paid under our annual cash incentive program.
(4)
For fiscal year 2020, the amounts in this column include (a) for Josh Silverman, a home security system in the amount of $200,757, of which $199,748 was for configuration, hardware and installation costs with the remainder for internet services related to the home security security system, (b) for Rachel Glaser, a travel stipend of $36,000, and (c) for Mike Fisher, a travel stipend of $36,000 and Etsy gift cards in the amount of $275 along with a gift card related tax gross-up. For fiscal year 2020, the amounts in this column also include Etsy’s 401(k) match of $8,550 for each NEO.

For fiscal year 2019, the amounts in this column include (a) for Rachel Glaser, reimbursed travel expenses of $18,217 (including reimbursements for future travel reimbursed prior to April 2019), and a travel stipend of $36,000, and (b) for Mike Fisher, a travel stipend of $36,000. The amounts in this column for fiscal year 2019 also include Etsy’s 401(k) match of $8,400 for Josh Silverman, Mike Fisher, and Rachel Glaser.

For fiscal year 2018, the amounts in this column include for Rachel Glaser $14,515 in travel reimbursement in connection with her relocation from Los Angeles and $16,513 for a related relocation gross-up, and $8,005 in personal travel reimbursement. The amounts in this column for fiscal year 2018 also includes Etsy’s 401(k) match of $8,250 for Josh Silverman, Mike Fisher, and Rachel Glaser.

622021 Proxy StatementEtsy

Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2020:
		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS
Named Executive Officer	Grant Date	Target ($)(1)	Restricted Stock Units (#)	Option Awards (#)	Exercise Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Josh Silverman	—	600,000	—	—	—	—
Rachel Glaser	—	318,750	—	—	—	—
	3/16/2020	—	—	73,755(4)	41.65	1,199,994
	3/16/2020	—	43,217(5)	—	—	1,799,088
Mike Fisher	—	318,750	—	—	—	—
	3/16/2020	—		73,755(4)	41.65	1,199,994
	3/16/2020	—	43,217(5)	—	—	1,799,988
Kruti Patel Goyal	—	228,000	—	—	—	—
	3/16/2020	—	—	55,316(4)	41.65	899,991
	3/16/2020	—	32,412(5)	—	—	1,349,960
Ryan Scott	—	222,000	—	—	—	—
	3/16/2020	—	—	49,170(4)	41.65	799,996
	3/16/2020	—	28,811(5)	—	—	1,199,978
(1)
Etsy’s non-equity incentive plan does not provide thresholds or maximums. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table.”

(2)
The exercise price of each option award is equal to the fair market value of our common stock on the date of grant, as determined by reference to the closing market price of our common stock on Nasdaq on March 16, 2020, which was $41.65 per share.

(3)
The amounts shown in this column represent the aggregate grant date fair value of RSUs and option awards granted during the fiscal year. The amounts are valued in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 16—Stock-based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that accompanies this proxy statement. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.

(4)	These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
(5)	These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
632021 Proxy StatementEtsy

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information regarding unexercised stock options and RSUs held by our NEOs as of December 31, 2020.
	OPTION AWARDS				STOCK AWARDS
Named Executive Officer	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2020 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2020 (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)	Market Value of Shares or Units of Stock that Have not Vested ($)(1)
Josh Silverman	2,646,528	403,123(2)	10.62	5/04/2027	—	—
Rachel Glaser	119,733	21,391(3)	13.55	5/31/2027	—	—
	30,705	18,424(4)	28.38	3/14/2028	—	—
	15,862	26,439(5)	69.89	3/14/2029	—	—
	9,219	64,536(6)	41.65	3/15/2030	—	—
	—	—	—	—	16,503(7)	2,936,049
	—	—	—	—	10,398(8)	1,849,908
	—	—	—	—	12,644(9)	2,249,494
	—	—	—	—	37,815(10)	6,727,667
Mike Fisher	—	41,667(11)	14.31	7/31/2027	—	—
	—	62,439(5)	69.89	3/14/2029	—	—
	—	64,536(6)	41.65	3/15/2030	—	—
	—	—	—	—	21,094(7)	3,752,834
	—	—	—	—	12,644(9)	2,249,494
	—	—	—	—	37,815(10)	6,727,667
Kruti Patel Goyal	20,433	3,108(12)	10.23	3/14/2027	—	—
	29,478	22,109(4)	28.38	3/14/2028	—	—
	12,690	21,150(5)	69.89	3/14/2029	—	—
	6,914	48,402(6)	41.65	3/15/2030	—	—
	—	—	—	—	2,398(13)	426,628
	—	—	—	—	12,478(8)	2,219,961
	—	—	—	—	10,115(9)	1,799,560
	—	—	—	—	28,361(10)	5,045,706
Ryan Scott	—	29,528(14)	62.06	6/30/2029	—	—
	—	43,024(6)	41.65	3/15/2030	—	—
	—	—	—	—	11,646(15)	2,071,940
	—	—	—	—	25,210(10)	4,485,111
(1)	This amount represents the market value of unvested RSUs, based on a closing price of our common stock on December 31, 2020 of $177.91.
(2)	These stock options vested 25% on May 4, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(3)	These stock options vested 25% on June 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(4)	These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(5)	These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2019, subject to continued service on each vesting date.
642021 Proxy StatementEtsy

(6)	These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
(7)	These RSUs vested 25% on July 1, 2018, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.
(8)	These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(9)	These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2019, subject to continued service on each vesting date.
(10)	These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2020, subject to continued service on each vesting date.
(11)	These stock options vested 25% on August 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(12)	These stock options vest in 48 equal monthly installments, beginning on April 15, 2017, subject to continued service on each vesting date.
(13)	These RSUs vest in 16 equal quarterly installments, beginning on July 1, 2017, subject to continued service on each vesting date.
(14)	These stock options vested 25% on July 1, 2020, with the remainder vesting in 6 equal semi-annual installments, subject to continued service on each vesting date.
(15)	These RSUs vested 25% on July 1, 2020, with the remainder vesting in 6 equal semi-annual installments, subject to continued service on each vesting date.
Option Exercises and Stock Vested
The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2020:
	OPTION AWARDS		STOCK AWARDS
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Josh Silverman	820,318	80,454,812	—	—
Rachel Glaser	30,000	2,731,650	39,394	3,488,124
Mike Fisher	97,998	7,160,173	38,584	3,402,618
Kruti Patel Goyal	62,728	5,892,472	21,211	1,953,584
Ryan Scott	15,988	1,031,929	7,482	905,822
(1)	Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2)	Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.
652021 Proxy StatementEtsy

Potential Payments Upon Termination or Change of Control
Executive Severance Plan
We maintain an executive severance plan and certain other arrangements that provide for payments to our NEOs upon termination of employment, including in connection with a change in control as described below.
Under our executive severance plan, if we terminate an NEO’s employment without cause or if an NEO terminates his or her employment with us for good reason (a “Qualifying Termination”) other than in connection with a change in control, then he or she will be entitled to receive continued salary payments for a certain number of months, as specified in his or her employment agreement or executive severance plan participation notice. Each NEO will also be entitled to receive healthcare continuation coverage or cash in lieu of such continuation coverage for this specified severance period or until healthcare continuation coverage ends or the NEO becomes eligible for equivalent coverage, whichever is less. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims. “Qualifying Termination” is defined in our executive severance plan which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Under our executive severance plan, payments and benefits in the event of a change in control are payable only upon a “double trigger;” that is, only upon a Qualifying Termination that occurs in the 3-month period before or the 12-month period following a change in control (a “Qualifying Change in Control Termination”). Upon a Qualifying Change in Control Termination, our CEO will be entitled to receive continued salary payments for 18 months and each other NEO will be entitled to receive continued salary payments for 12 months. Each NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the lesser of the number of months in this specified severance period or until healthcare continuation coverage ends or the NEO becomes eligible for substantially equivalent coverage. Finally, each NEO will be entitled to full vesting of any outstanding equity awards. In addition, for Mr. Silverman, pursuant to his 2017 offer letter, 25% of his stock options will vest upon a change in control if, in his reasonable judgment, the change in control materially adversely affects his position, title, responsibilities or ability to perform his duties, even if this does not lead to his resignation. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims as well as certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.
In January 2019, we updated our executive severance plan primarily to provide pro rata cash bonus payments to participants, other than our CEO, upon a Qualifying Termination and to increase the severance periods for executive officers, other than our CEO and CFO, from 6 months to 12 months in the event of a Qualifying Termination that is not in connection with a change in control. These changes were made primarily to align our executive severance plan with our practices and to ensure that our plan remains competitive.
662021 Proxy StatementEtsy

The following table sets forth the estimated incremental payments and benefits that would be payable to our NEOs upon termination of employment, including in connection with a change in control, assuming that the triggering event occurred on December 31, 2020. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below.
Named Executive Officer	Termination Scenario	Cash Severance ($)(1)	Health & Welfare Benefits ($)	Restricted Stock Unit Awards ($)(2)	Option Awards ($)(3)	Total ($)
Josh Silverman	Qualifying Termination	600,000(4)	28,186(5)	—	16,859,612(6)	17,487,798
	Qualifying Change in Control Termination(7)	900,000(8)	42,279(9)	—	67,438,447	68,380,726
	Change in Control(10)	—	—	—	16,859,612	16,859,612
Rachel Glaser	Qualifying Termination	743,750(11)	27,658(5)	—	—	771,408
	Qualifying Change in Control Termination(7)	425,000(4)	27,658(5)	13,763,118	17,920,382	32,136,158
Mike Fisher	Qualifying Termination	743,750(11)	27,658(5)	—	—	771,408
	Qualifying Change in Control Termination(7)	425,000(4)	27,658(5)	12,729,994	18,466,337	31,648,989
Kruti Patel Goyal	Qualifying Termination	608,000(11)	27,658(5)	—	—	635,658
	Qualifying Change in Control Termination(7)	380,000(4)	27,658(5)	9,491,854	12,706,988	22,606,500
Ryan Scott	Qualifying Termination	592,000(11)	28,186(5)	—	—	620,186
	Qualifying Change in Control Termination(7)	370,000(4)	28,186(5)	6,557,051	9,283,269	16,238,506
(1)	Each NEO’s base salary in effect on December 31, 2020 was used for purposes of valuing the cash severance payments.
(2)	The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 31, 2020, which was $177.91 per share, multiplied by the number of unvested RSUs.
(3)
The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 31, 2020, which was $177.91 per share, and the exercise price per option multiplied by the number of unvested options.

(4)	Amount reflects cash severance of 12 months’ salary based on the NEO’s base salary as of December 31, 2020.
(5)	Amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months.
(6)
Pursuant to Mr. Silverman’s 2017 offer letter, upon a termination without cause or a resignation for good reason, 25% of his option award will vest and vested options will remain exercisable for 6 months. The value of the accelerated vesting of unvested stock options was computed in accordance with footnote 3 above.

(7)
Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for “good reason” within 3 months prior to or 12 months following a change in control. In the event of a Qualifying Change in Control Termination, each NEO is entitled to full vesting of any outstanding equity awards.

(8)	Amount reflects cash severance of 18 months’ salary based on the NEO’s base salary as of December 31, 2020.
(9)	Amount reflects the estimated reimbursement for COBRA continuation coverage for 18 months.
(10)
Pursuant to Mr. Silverman’s 2017 offer letter, 25% of Mr. Silverman’s stock option award will vest upon a change in control if, in his reasonable judgment, the change in control materially adversely affects his position, title, responsibilities or ability to perform his duties, even if it does not lead to his resignation.

(11)	Amount reflects cash severance of 12 months’ salary based on the NEO's base salary as of December 31, 2020 and a pro rata cash bonus payment at 100% of each NEO's target annual cash incentive bonus.
672021 Proxy StatementEtsy

Pay Ratio Disclosure
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:
•	To determine our total population of employees, we included all full-time, part-time, and temporary employees as of December 31, 2020.
•
To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2020 base compensation, 2020 employee bonuses, and the value of equity awards granted in 2020.

•	We calculated the value of 2020 equity awards as follows:
•	stock option awards were calculated in accordance with generally accepted accounting principles (i.e., FASB ASC Topic 718); and
•
RSU awards were calculated based on the average closing price of our common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days up to and including the grant date, which is in accordance with our Equity Granting Policy.

•	We annualized the base compensation of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.
•	Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2020.
Using this approach, we determined our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2020 in accordance with the requirements of the Summary Compensation Table.
For 2020, the median of the annual total compensation of our employees (other than Mr. Silverman) was $190,451 and the annual total compensation of Mr. Silverman, as reported in the Summary Compensation Table included in this proxy statement, was $1,934,307. Based on this information, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees was 10:1.
As described in our Compensation Discussion and Analysis under “2020 Executive Compensation Highlights” Mr. Silverman did not receive long-term incentive grants in 2018, 2019 or 2020 in light of the front-loaded grant he received in May 2017 that was intended to induce him to join Etsy and provide him with a meaningful equity stake in Etsy that would align his interests with those of our stockholders. If we adjust for the four-year period that Mr. Silverman’s sign-on equity awards were intended to cover and instead included 25% of the total value of his sign on equity awards as 2020 compensation, Mr. Silverman’s 2020 annual total compensation would have been $7,067,871. Using this amount, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees would be 37:1.
682021 Proxy StatementEtsy

Equity Compensation Plan Information
The following table provides information as of December 31, 2020 with respect to the shares of our common stock that may be issued under our equity compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(3) (c)
Equity compensation plans approved by security holders	8,185,939	$20.97	27,620,928
Equity compensation plans not approved by security holders	—	—	—
Total	8,185,939		27,620,928
(1)	Amounts include outstanding awards under our 2006 Stock Plan and 2015 Equity Incentive Plan. There are no outstanding awards under our 2015 Employee Stock Purchase Plan.
(2)	The weighted-average exercise price excludes RSU awards, which have no exercise price.
(3)
Amounts reflect the shares available for future issuance under our 2015 Equity Incentive Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2020, 24,820,928 shares remained available for issuance under the 2015 Equity Incentive Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan.

The 2015 Equity Incentive Plan provides that on the first business day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 7,050,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last business day of the prior year, or (iii) such other amount as our Board determines. As of January 4, 2021, the number of shares available for issuance increased automatically by 5% of our outstanding shares of common stock as of December 31, 2020, or 6,291,797 shares, pursuant to this provision. This increase is not reflected in the table above.
Similarly, the 2015 Employee Stock Purchase Plan provides that on the first business day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 1,400,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last business day of the prior fiscal year, or (iii) such other amount as our Board determines. Consistent with its approach in prior years, for 2020, the Board determined not to increase the number of shares available for future issuance under the 2015 Employee Stock Purchase Plan.
692021 Proxy StatementEtsy

Proposal No. 3 Advisory Vote on Executive Compensation
In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.
This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2021 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
This proposal will be decided by a majority of the votes cast. This means that this proposal will be approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will not have any effect on the outcome.
As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of executive compensation, as discussed in this proxy statement.
702021 Proxy StatementEtsy

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Audit Committee has the primary responsibility for the review, approval and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written related person transaction policy, which requires that any related person transaction must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, the Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.
In addition, our Code of Conduct (available on our website at investors.etsy.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under the Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.
We have multiple processes for identifying related person transactions and conflicts of interest. Under our related person transaction policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest.
Related Person Transactions
Jonathan Briggs, the son of Gary Briggs, a member of our Board, joined Etsy as a software engineer in July 2020. Jonathan's base salary in 2020 was $110,000, and he received an equity award with a value at the time of grant of $60,000. Jonathan was also eligible to participate in Etsy's discretionary bonus program with a target annual bonus of 10% of base salary. Jonathan’s compensation was established in accordance with Etsy’s policies and practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Etsy does not employ immediate family members of any other members of the Board. The employment agreement we entered into with Jonathan was approved by our Audit Committee in accordance with our related person transactions policy.
Other than the transaction described above, there were no transactions since January 1, 2020 or currently proposed transactions in which:
•	we have been or are to be a participant;
•	the amount involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

712021 Proxy StatementEtsy

Security Ownership of Certain Beneficial Owners, Directors and Management
The following table presents information as to the beneficial ownership of our common stock as of April 13, 2021, for:
•	each director and director nominee;
•	each named executive officer;
•	all current executive officers, directors and director nominees, as a group; and
•	each stockholder known by us to beneficially own more than 5% of our outstanding common stock.
Percentage ownership of our common stock is based on approximately 127,097,712 shares of our common stock outstanding as of April 13, 2021. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 13, 2021, and (2) shares issuable upon the vesting of RSUs within 60 days of April 13, 2021. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.
Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.
722021 Proxy StatementEtsy

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED (#)	PERCENTAGE OF CLASS BENEFICIALLY OWNED (%)
Named Executive Officers, Directors & Director Nominees:
Gary S. Briggs(1)	25,174	*
M. Michele Burns(2)	48,529	*
Edith W. Cooper(3)	25,174	*
Mike Fisher(4)	33,660	*
Rachel Glaser(5)	217,993	*
Jonathan D. Klein(6)	60,905	*
Kruti Patel Goyal(7)	96,259	*
Melissa Reiff(8)	22,284	*
Ryan Scott	918	*
Josh Silverman(9)	3,064,097	2.4
Margaret M. Smyth(10)	60,982	*
Fred Wilson(11)	549,043	*
All current executive officers, directors and director nominees, as a group (14 persons)(12)	4,352,841	3.3
5% Stockholders:
BlackRock, Inc.(13)	9,701,405	7.7
T. Rowe Price Associates, Inc.(14)	8,234,991	6.5
The Vanguard Group(15)	13,902,095	11.03
*	Represents less than 1% of our outstanding common stock
(1)
Consists of (i) 4,461 shares; (ii) 17,529 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (iii) 3,184 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

(2)
Consists of (i) 12,921 shares; (ii) 33,894 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (iii) 1,714 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

(3)
Consists of (i) 4,461 shares; (ii) 17,529 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (iii) 3,184 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

(4)
Consists of (i) 15,580 shares; (ii) 7,663 shares held by spouse in trust; and (iii) 10,417 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021.

(5)	Consists of (i) 28,935 shares; and (ii) 189,058 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021.
(6)
Consists of (i) 15,232 shares; (ii) 21,739 shares held jointly with spouse; (iii) 22,264 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (iv) 1,670 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

(7)	Consists of (i) 32,321 shares; (ii) 63,938 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021.
(8)
Consists of (i) 1,434 shares; (ii) 19,129 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (iii) 1,721 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

(9)
Consists of (i) 42,269 shares held jointly with spouse in a trust; (ii) 21,828 shares held by spouse in trusts; and (iii) 3,000,000 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021.

(10)
Consists of (i) 2,372 shares; (ii) 56,856 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (iii) 1,754 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

(11)
Consists of (i) 540,000 shares; (ii) 7,302 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (iii) 1,741 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

732021 Proxy StatementEtsy

(12)
Consists of (i) 681,370 shares; (ii) 21,739 shares held jointly with spouse; (iii) 42,269 shares held jointly with a spouse in a trust; (iv) 29,491 shares held by spouses in trusts; (v) 3,597,959 shares that are issuable to our current executive officers and directors upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 13, 2021; and (vi) 14,968 shares issuable upon the vesting of RSUs within 60 days of April 13, 2021.

(13)
BlackRock, Inc. (“BlackRock”) reported on its Schedule 13G/A filed on February 4, 2021 that it has sole voting power over 8,662,361 shares and sole dispositive power over 9,701,405 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(14)
T. Rowe Price Associates, Inc. (“T. Rowe”) reported on its Schedule 13G/A filed on February 16, 2021 that it has sole voting power over 3,236,909 shares and sole dispositive power over 8,234,991 shares. The address for T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(15)
The Vanguard Group (“Vanguard”) reported on its Schedule 13G/A filed on February 8, 2021, that it has shared voting power over 211,530 shares, sole dispositive power over 13,352,882 shares and shared dispositive power over 529,213 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2020 all Section 16 reports that were required to be filed were filed on a timely basis, with the exception of the inadvertent one day late filing of one Form 4 on behalf of Raina Moskowitz reporting the exercise of stock options and sale of stock.
742021 Proxy StatementEtsy

Non-GAAP Financial Measures
Adjusted EBITDA
In this proxy statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; provision (benefit) for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); acquisition-related expenses; non-ordinary course disputes; and loss on extinguishment of debt. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.
Adjusted EBITDA is a key measure used by our management and Board to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
The following table reflects the reconciliation of net income to Adjusted EBITDA for each of the periods indicated:
	YEAR ENDED DECEMBER 31,
	2020	2019
	(in thousands)
Net income	$349,246	$95,894
Excluding:
Interest and other non-operating expense, net(1)	34,923	11,121
Provision (benefit) for income taxes	16,463	(15,248)
Depreciation and amortization(2)	58,189	48,031
Stock-based compensation expense	65,114	44,395
Foreign exchange loss (gain)	6,522	(3,006)
Acquisition-related expenses(3)	1,804	3,917
Non-ordinary course disputes	—	1,164
Loss on extinguishment of debt(4)	16,855	—
Adjusted EBITDA	$549,116	$186,268
(1)
Included in interest and other non-operating expense, net is primarily non-cash interest expense, including amortization of debt issuance costs, related to our convertible debt offerings, which were entered into in March 2018, September 2019, and August 2020.

(2)
Included in depreciation and amortization is depreciation expense related to our headquarters lease, which is accounted for as a finance lease. Additionally, the years ended December 31, 2020 and 2019 include amortization expense of acquired intangible assets and developed technology related to the acquisition of Reverb in the third quarter of 2019.

(3)	Acquisition-related expenses are expenses related to our acquisition of Reverb.
(4)
During the third quarter of 2020, we repurchased $301.1 million aggregate principal amount of our outstanding 2018 Notes. We recognized a non-cash loss on extinguishment of debt of $16.9 million as a result.

752021 Proxy StatementEtsy

Additional Information
Stockholder Proposals
Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2022 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 21, 2021, and otherwise comply with the SEC’s requirements for stockholder proposals.
Stockholders who would like to bring a proposal before our 2022 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 13, 2022 nor earlier than February 11, 2022 (assuming the meeting is held not more than 20 days before or more than 60 days after June 11, 2022). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our Bylaws. Our Bylaws may be found on our website at investors.etsy.com under “Governance—Governance Documents.”
Information Requests
Our Annual Report on Form 10-K for 2020 is available free of charge on our investor website at investors.etsy.com. No other information on our website is incorporated by reference in or considered to be a part of this document. You may also request a free copy of our Annual Report by sending an email to ir@etsy.com or by calling (347) 382-7582. If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at: info@okapipartners.com, toll free (888) 785-6668 or Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, NY 10036.
Other Business
We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.
762021 Proxy StatementEtsy

Etsy

ETSY, INC.
117 ADAMS STREET
BROOKLYN, NY 11201
ATTENTION: CHIEF LEGAL OFFICER AND CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 10, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ETSY2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 10, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46520-P51428 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.

The Board of Directors recommends you vote FOR each of the following Class III nominees:

Class III Nominees:	**For**	**Withhold**
1a. Gary S. Briggs	☐	☐
1b. Edith W. Cooper	☐	☐
1c. Melissa Reiff	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETSY, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 11, 2021
9:00 a.m. Eastern Time
To be held virtually at:
www.virtualshareholdermeeting.com/ETSY2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 11, 2021: The Notice of Annual Meeting and Proxy Statement and Annual Report are available at www.proxyvote.com.

D46521-P51428

ETSY, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on June 11, 2021 at 9:00 a.m. Eastern Time

By signing this proxy card, you appoint Rachel Glaser and Jill Simeone individually as proxies, each with the power to appoint her substitute, and authorize them to represent and vote the shares of Etsy, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 11, 2021, at www.virtualshareholdermeeting.com/ETSY2021, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is given, this proxy will be voted FOR the election of each of the director nominees, FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP) and FOR the approval, on an advisory basis, of executive compensation.

Continued and to be dated and signed on reverse side.